Marriott International, Inc.
Recast historical reportable business segment information
From Items 7 and 8 of Part II of our Annual Report on Form 10-K
For the year ended December 31, 2013

Throughout this report, we refer to Marriott International, Inc., together with its subsidiaries, as “we,” “us,” or “the Company.” Unless otherwise specified, each reference to a particular year means the fiscal year ended on the date shown in the table below:

Fiscal Year	Fiscal Year-End Date	Fiscal Year	Fiscal Year-End Date
2013	December 31, 2013	2008	January 2, 2009
2012	December 28, 2012	2007	December 28, 2007
2011	December 30, 2011	2006	December 29, 2006
2010	December 31, 2010	2005	December 30, 2005
2009	January 1, 2010	2004	December 31, 2004

Beginning with our 2013 fiscal year, we changed our financial reporting cycle to a calendar year-end reporting cycle and an end-of-month quarterly reporting cycle. Accordingly, our 2013 fiscal year began on December 29, 2012 and ended on December 31, 2013. Historically, our fiscal year was a 52-53 week fiscal year that ended on the Friday nearest to December 31. As a result, our 2013 fiscal year had 4 more days than the 2012 and 2011 fiscal years. We have not restated and do not plan to restate historical results. Beginning in 2014, our fiscal years will be the same as the corresponding calendar year (each beginning on January 1 and ending on December 31).

In order to make this report easier to read, we also refer throughout to (i) our Consolidated Financial Statements as our “Financial Statements,” (ii) our Consolidated Statements of Income as our “Income Statements,” (iii) our Consolidated Balance Sheets as our “Balance Sheets,” (iv) our properties, brands or markets in the United States and Canada as “North America” or “North American,” and (v) our properties, brands or markets outside of the United States and Canada as “International.” References throughout to numbered "Footnotes" refer to the numbered Notes to our Financial Statements that we include in the Financial Statements section of this report.

PART II

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

BUSINESS AND OVERVIEW
Overview
We are a worldwide operator, franchisor, and licensor of hotels and timeshare properties in 72 countries and territories under numerous brand names. We also develop, operate, and market residential properties and provide services to home/condominium owner associations. Under our business model, we typically manage or franchise hotels, rather than own them. At year-end 2013, of the total population of hotel rooms in our system worldwide, we operated 42 percent under management agreements; our franchisees operated 55 percent under franchise agreements; and we owned or leased only two percent. The remainder represented our interest in unconsolidated joint ventures that manage hotels and provide services to franchised properties. We group our operations into three business segments: North American Full-Service, North American Limited-Service, and International.
We earn base management fees and in many cases incentive management fees from the properties that we manage, and we earn franchise fees on the properties that others operate under franchise agreements with us. Base fees typically consist of a percentage of property-level revenue while incentive fees typically consist of a percentage of net house profit adjusted for a specified owner return. Net house profit is calculated as gross operating profit (house profit) less noncontrollable expenses such as insurance, real estate taxes, capital spending reserves, and the like.
Our emphasis on long-term management contracts and franchising tends to provide more stable earnings in periods of economic softness, while adding new hotels to our system generates growth, typically with little or no investment by the company. This strategy has driven substantial growth while minimizing financial leverage and risk in a cyclical industry. In addition, we believe minimizing our capital investments and adopting a strategy of recycling the investments that we do make maximizes and maintains our financial flexibility.
We remain focused on doing the things that we do well; that is, selling rooms, taking care of our guests, and making sure we control costs both at company-operated properties and at the corporate level ("above-property"). Our brands remain strong as a result of skilled management teams, dedicated associates, superior customer service with an emphasis on guest and associate satisfaction, significant distribution, our Marriott Rewards and The Ritz-Carlton Rewards loyalty programs, a multichannel reservations system, and desirable property amenities. We strive to effectively leverage our size and broad distribution.
We, along with owners and franchisees, continue to invest in our brands by means of new, refreshed, and reinvented properties, new room and public space designs, and enhanced amenities and technology offerings. We address, through various means, hotels in the system that do not meet standards. We continue to enhance the appeal of our proprietary, information-rich, and easy-to-use website, Marriott.com, and of our associated mobile smartphone applications and mobile website that connect to Marriott.com, through functionality and service improvements, and we expect to continue capturing an increasing proportion of property-level reservations via this cost-efficient channel. In 2013, we successfully launched Mobile Check-In at 350 Marriott Hotels both in North America and select international locations.
Our profitability, as well as that of owners and franchisees, has benefited from our approach to property-level and above-property productivity. Properties in our system continue to maintain very tight cost controls. We also control above-property costs, some of which we allocate to hotels, by remaining focused on systems, processing, and support areas.

Performance Measures
We believe Revenue per Available Room ("RevPAR"), which we calculate by dividing room sales for comparable properties by room nights available to guests for the period, is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR may not be comparable to similarly titled measures, such as revenues. We also believe occupancy and average daily rate (“ADR”), which both correlate with RevPAR, are meaningful indicators of our performance. Occupancy, which we calculate by dividing occupied rooms by total rooms available, measures the utilization of a property’s available capacity. ADR, which we calculate by dividing property room revenue by total rooms sold, measures average room price and is useful in assessing pricing levels.
References to year-end 2013 RevPAR statistics, including occupancy and average daily rate, throughout this report reflect the twelve months ended December 31, 2013, as compared to the twelve months ended December 31, 2012. References to RevPAR statistics, including occupancy and average daily rate, have not been modified to a calendar basis for year-end 2012 compared to year-end 2011. Accordingly, these statistics reflect the 52-week period ended December 28, 2012 compared to the 52-week period ended December 30, 2011, with the exception of The Ritz-Carlton and Autograph Collection brand properties and properties located outside of the United States where statistics are for the twelve months ended for each year presented, consistent with historic presentation. For the properties located in countries that use currencies other than the U.S. dollar, the comparisons to the prior year period are on a constant U.S. dollar basis. We calculate constant dollar statistics by applying exchange rates for the current period to the prior comparable period.
We define our comparable properties as those that were open and operating under one of our brands for at least one full calendar year as of the end of the current period and have not, in either the current or previous periods presented, (i) undergone significant room or public space renovations or expansions, (ii) been converted between company operated and franchised, or (iii) sustained substantial property damage or business interruption. Comparable properties represented the following percentage of our properties for the years ended 2013, 2012, and 2011, respectively: (1) 89%, 93%, and 94% of North American properties; (2) 75%, 78%, and 79% of International properties; and (3) 87%, 91%, and 92% of total properties.
We also believe company-operated house profit margin, which is the ratio of property-level gross operating profit (also known as house profit) to total property-level revenue, is a meaningful indicator of our performance because this ratio measures our overall ability as the operator to produce property-level profits by generating sales and controlling the operating expenses over which we have the most direct control. House profit includes room, food and beverage, and other revenue and the related expenses including payroll and benefits expenses, as well as repairs and maintenance, utility, general and administrative, and sales and marketing expenses. House profit does not include the impact of management fees, furniture, fixtures and equipment replacement reserves, insurance, taxes, or other fixed expenses.
Results
Conditions for our business continued to improve in 2013, reflecting generally low supply growth in the United States ("U.S."), global improving economic climate in many markets around the world, improved pricing in most markets, and a year-over-year increase in the number of properties in our system. Demand was particularly strong at luxury properties, followed by full-service properties, and limited-service properties.

Comparable worldwide systemwide average daily rates for the twelve months ended December 31, 2013 increased 3.4 percent on a constant dollar basis to $143.33, RevPAR increased 4.6 percent to $102.46, and occupancy increased 0.9 percentage points to 71.5 percent, compared to the same period a year ago.
Continuing economic uncertainty in the U.S. and U.S. government sequestration had a dampening effect on short-term group customer demand through the 2013 first half. Short-term group customer demand improved in the 2013 second half, benefiting from better attendance at group functions. Group bookings in the 2013 second half for future short-term group business also improved. Government and government-related demand was constrained due to government spending restrictions and the U.S. federal government shutdown in October, particularly in Washington, D.C. and the surrounding areas. Transient demand was particularly strong in the western U.S., which allowed us to continue eliminating discounts, shifting business into higher rated price categories, and raising room rates. In the northeast U.S., weak group demand in the region in the first half of 2013, new supply in the city of New York, and weak government and government-related business in Washington, D.C., further impacted by the government shutdown, constrained RevPAR improvement. Leisure destinations in the U.S. had strong demand.
The properties in our system serve both transient and group customers. Business transient and leisure transient demand in the U.S. was strong in 2013. For group business, two-thirds is typically booked before the year of arrival and one-third is booked in the year of arrival. Also, during an economic recovery, group pricing tends to lag transient pricing due to the significant lead times for group bookings. During the recent U.S. economic recession, organizers of large group meetings scheduled smaller and fewer meetings to take place in 2013 than was previously typical. As the U.S. economy recovered, we replaced this lower level of large advance-purchase groups with smaller, last-minute group bookings and transient business. Last-minute group demand weakened during the first half of 2013, largely driven by weak corporate business and soft government demand at many properties, but corporate demand improved in the 2013 second half. U.S. government group demand weakened further as the year progressed, significantly impacted by the government shutdown in the 2013 fourth quarter.
Short-term group demand shortfalls in the 2013 first half were largely mitigated by strong transient demand leading to strong occupancy rates. At the same time, as transient guests typically spend less on food and beverage than group customers, property-level food and beverage revenues increased year-over-year more slowly than room revenue. In addition, spending on food and beverage in 2013 was constrained by the somewhat uncertain economic climate and government spending restrictions in the U.S.
As of year-end 2013, our group revenue booking pace for company-operated Marriott Hotels brand properties in North America is up over 4 percent for stays in 2014, compared to year-end 2012 booking pace for stays in 2013, reflecting improved group demand and greater pricing power.
Outside of North America, Eastern Europe, Russia, and Northern United Kingdom had strong demand in 2013 while Western Europe experienced moderate RevPAR growth. London RevPAR declined in the first three quarters of 2013, reflecting tough comparisons to last year's summer Olympic Games, but improved in the 2013 fourth quarter. Demand in France weakened as the year progressed. Demand remained weak in European markets more dependent on regional travel and new supply and weak economies constrained RevPAR growth in a few markets. In the Middle East, demand was strong in the United Arab Emirates, but weakened further in Egypt (particularly in the second half of 2013), Jordan, and Qatar. Demand in the Asia Pacific region continued to moderate, as our hotels in China experienced weaker government-related travel, moderating economic growth, and new supply in several markets. Thailand and Indonesia had higher demand and strong RevPAR growth in 2013.
We monitor market conditions and carefully price our rooms daily in accordance with individual property demand levels, generally adjusting room rates as demand changes. We also modify the mix of our business to increase revenue as demand changes. Demand for higher rated rooms improved in most markets in 2013, which allowed us to reduce discounting and special offers for transient business in many markets. This mix improvement benefited average daily rates. For our company-operated properties, we continue to focus on enhancing property-level house profit margins and actively pursue productivity improvements.

CONSOLIDATED RESULTS
The following discussion presents an analysis of results of our operations for 2013, 2012, and 2011 (which included the results of the former Timeshare segment before the spin-off).
In late 2011, we completed the spin-off of our timeshare operations and timeshare development business. Accordingly, we no longer have a Timeshare segment and instead earn license fees that we do not allocate to any of our segments and include in "other unallocated corporate." See Footnote No. 15, "Spin-off" for additional information.
Revenues
2013 Compared to 2012
Revenues increased by $970 million (8 percent) to $12,784 million in 2013 from $11,814 million in 2012 as a result of: higher cost reimbursements revenue ($886 million), higher franchise fees ($59 million), higher base management fees ($40 million), and higher incentive management fees ($24 million, comprised of a $27 million increase for North America and a $3 million decrease outside of North America), partially offset by lower owned, leased, and other revenue ($39 million). We estimate that the $970 million increase in revenues included $8 million of combined base management fee, franchise fee, and incentive management fee revenues due to the additional four days of activity in 2013 compared to 2012.
Cost reimbursements revenue represents reimbursements of costs incurred on behalf of managed and franchised properties and relates, predominantly, to payroll costs at managed properties where we are the employer. As we record cost reimbursements based upon costs incurred with no added markup, this revenue and related expense has no impact on either our operating or net income. The $886 million increase in total cost reimbursements revenue, to $10,291 million in 2013 from $9,405 million in 2012, reflected the impact of higher property-level demand and growth across the system.
The $40 million increase in total base management fees, to $621 million in 2013 from $581 million in 2012, mainly reflected stronger RevPAR due to increased demand ($18 million), the impact of unit growth across the system ($18 million), primarily driven by Gaylord brand properties we began managing in the fourth quarter of 2012, and the additional four days of activity (approximately $3 million). The $59 million increase in total franchise fees, to $666 million in 2013 from $607 million in 2012, primarily reflected stronger RevPAR due to increased demand ($22 million), the impact of unit growth across the system ($23 million), increased relicensing fees primarily for certain North American Limited-Service properties ($8 million), and the additional four days of activity (approximately $5 million). The $24 million increase in incentive management fees from $232 million in 2012 to $256 million in 2013 largely reflected higher property-level income at managed hotels ($33 million), particularly full-service hotels in North America, partially offset by unfavorable foreign exchange rates ($3 million) and unfavorable variances from the following 2012 items: recognition of incentive management fees due to contract revisions for certain International segment properties ($3 million) and recognition of previously deferred fees in conjunction with an International segment property's change in ownership ($3 million).
The $39 million decrease in owned, leased, corporate housing, and other revenue, to $950 million in 2013 from $989 million in 2012, primarily reflected $35 million of lower corporate housing revenue due to the sale of the ExecuStay corporate housing business in the 2012 second quarter and $28 million of lower owned and leased revenue, partially offset by $12 million of higher branding fees, $8 million of higher hotel agreement termination fees, and $2 million of higher other revenue. Lower owned and leased revenue primarily reflected fewer International segment leased properties due to three leases that we terminated in 2013 and weaker demand at one leased property in London, as well as a $2 million business interruption payment received in the 2012 second quarter from a utility company. Combined branding fees for credit card endorsements and the sale of branded residential real estate by others totaled $118 million in 2013 and $106 million in 2012.
2012 Compared to 2011
Revenues decreased by $503 million (4 percent) to $11,814 million in 2012 from $12,317 million in 2011. As detailed later in this report in the table under the caption "Former Timeshare Segment - 2012 Compared to 2011," the spin-off contributed to a net $1,282 million decrease in revenues. This decrease was partially offset by a $779 million increase in revenues in our lodging business.

The $779 million increase in revenues for our lodging business was a result of: higher cost reimbursements revenue ($757 million), higher franchise fees ($44 million), higher incentive management fees ($37 million, comprised of an $18 million increase for North America and a $19 million increase outside of North America), and higher base management fees ($35 million), partially offset by lower owned, leased, corporate housing, and other revenue ($94 million, which includes a $70 million reduction from our sold corporate housing business as further discussed later in this section).
The $562 million increase in total cost reimbursements revenue, to $9,405 million in 2012 from $8,843 million in 2011, reflected a $757 million increase (allocated across our lodging business) resulting from higher property-level demand and growth across our system, partially offset by a net $195 million decline in timeshare-related cost reimbursements due to the spin-off.
The $21 million decrease in total base management fees, to $581 million in 2012 from $602 million in 2011, primarily reflected a decline of $56 million in former Timeshare segment ($51 million) and International segment ($5 million) base management fees due to the spin-off, partially offset by a net increase of $35 million across our lodging business. The $35 million net increase in base management fees across our lodging business primarily reflected stronger RevPAR ($24 million) and the impact of unit growth across the system ($9 million), as well as recognition in the 2012 third quarter of $7 million of previously deferred base management fees in conjunction with the sale of our equity interest in a North American-Limited Service joint venture, partially offset by unfavorable foreign exchange rates ($3 million) and the unfavorable impact of $3 million of fee reversals in 2012 for two properties to reflect contract revisions. The $101 million increase in total franchise fees, to $607 million in 2012 from $506 million in 2011, primarily reflected an increase of $57 million in license fees from MVW and an increase of $44 million across our lodging business primarily as a result of stronger RevPAR ($27 million) and the impact of unit growth across the system ($13 million). The $37 million increase in incentive management fees from $195 million in 2011 to $232 million in 2012 primarily reflected higher net property-level income ($30 million), new unit growth, net of terminations ($6 million), recognition of incentive management fees due to contract revisions for certain International segment properties ($3 million), and recognition of previously deferred fees in conjunction with an International segment property's change in ownership ($3 million), partially offset by unfavorable foreign exchange rates ($4 million).
The $94 million decrease in owned, leased, corporate housing, and other revenue, to $989 million in 2012 from $1,083 million in 2011, primarily reflected $70 million of lower corporate housing revenue due to the sale of the ExecuStay® corporate housing business in the 2012 second quarter, $29 million of lower owned and leased revenue, and $3 million of lower termination fees, partially offset by $7 million of higher branding fees and $3 million of higher other revenue. The $29 million decrease in owned and leased revenue primarily reflected: (1) $34 million of lower revenue at several owned and leased properties in our International segment, primarily driven by three hotels that left the system ($18 million), weaker demand at three other hotels ($6 million), two hotels that are no longer leased but remain within our system as managed or franchised properties ($5 million), and unfavorable foreign exchange rates ($5 million); and (2) $23 million of lower revenue at a North American Full-Service segment property that converted from leased to managed at year-end 2011; partially offset by (3) $14 million of higher revenue at one leased property in London due to strong demand, in part associated with the 2012 third quarter Olympic Games; and (4) $10 million of higher revenue at one leased property in Japan. The property in Japan benefited from favorable comparisons with 2011 as a result of very weak demand due to the earthquake and tsunami as well as a $2 million business interruption payment received in 2012 from a utility company. Combined branding fees for credit card endorsements and the sale of branded residential real estate by others totaled $106 million in 2012 and $99 million in 2011.
Operating Income
2013 Compared to 2012
Operating income increased by $48 million to $988 million in 2013 from $940 million in 2012. The $48 million increase in operating income reflected a $59 million increase in franchise fees, a $40 million increase in base management fees, a $24 million increase in incentive management fees, and $6 million of higher owned, leased, corporate housing, and other revenue net of direct expenses, partially offset by an $81 million increase in general, administrative and other expenses. Approximately $7 million of the net increase in operating income was due to the additional four days of activity in 2013. We discuss the reasons for the increases in base management fees, franchise fees, and incentive management fees compared to 2012 in the preceding “Revenues” section.
The $6 million (4 percent) increase in owned, leased, corporate housing, and other revenue, net of direct expenses was largely attributable to $12 million of higher branding fees, $8 million of higher hotel agreement termination fees, and $2 million of higher other revenue, partially offset by $17 million of lower owned and leased revenue, net of direct expenses. Lower owned and leased revenue, net of direct expenses was primarily due to $7 million in costs related to three International segment leases we terminated, $5 million in lower results at one leased property in London, $7 million in pre-opening expenses for the London and Miami EDITION hotels, and a $2 million business interruption payment received in the 2012 second quarter from a utility company for our leased property in Japan, partially offset by $4 million in net favorable results at several leased properties.

General, administrative, and other expenses increased by $81 million (13 percent) to $726 million in 2013 from $645 million in 2012. The $81 million increase largely reflected the following 2013 items: (1) $32 million increased other expenses primarily associated with higher costs in international markets, higher costs for hotel development, and higher costs for branding and service initiatives to enhance and grow our brands globally; (2) $26 million of higher compensation and other overhead expenses including increases in hotel development staffing and bonus compensation; (3) $18 million of impairment and accelerated amortization expense for deferred contract acquisition costs primarily for properties that left our system or which had cash flow shortfalls; (4) a $5 million performance cure payment for an International segment property; (5) $4 million of higher amortization expense year over year for deferred contract acquisition costs related to the 2012 Gaylord brand and hotel management company acquisition; and (6) a $4 million increase in legal expenses, primarily due to favorable litigation settlements in 2012. These increases were partially offset by a favorable variance from the accelerated amortization of $8 million of deferred contract acquisition costs in 2012 for a property that exited our system. The $81 million increase in total general, administrative, and other expenses included $35 million that we did not allocate to any of our segments, and $46 million that we allocated as follows: $19 million to our International segment, $26 million to our North American Full-Service segment, and $1 million to our North American Limited-Service segment.
2012 Compared to 2011
Operating income increased by $414 million to $940 million in 2012 from $526 million in 2011. The $414 million increase in operating income reflected a net $265 million favorable variance due to the spin-off (which included $324 million of Timeshare strategy-impairment charges in 2011. See Footnote No. 15, "Spin-off" for additional information on these charges.), as detailed in the table under the caption "Former Timeshare Segment - 2012 Compared to 2011," and a $149 million increase across our lodging business. This $149 million increase across our lodging business reflected a $44 million increase in franchise fees, a $37 million increase in incentive management fees, a $35 million increase in base management fees, $25 million of higher owned, leased, corporate housing, and other revenue net of direct expenses, and an $8 million decrease in general, administrative and other expenses. We discuss the reasons for the increases in base management fees, franchise fees, and incentive management fees across our lodging business compared to 2011 in the preceding “Revenues” section.
The $25 million (18 percent) increase in owned, leased, corporate housing, and other revenue net of direct expenses was primarily attributable to $19 million of net stronger results, particularly at one leased property in Japan ($9 million) and one leased property in London ($8 million), $7 million of higher branding fees, and $3 million of higher other revenue, partially offset by $3 million of lower termination fees. Our leased property in London benefited from strong demand and higher property-level margins in 2012 in part associated with the 2012 third quarter Olympic Games, while our leased property in Japan experienced strong demand in 2012, benefiting from favorable comparisons with 2011 as a result of very weak demand due to the earthquake and tsunami as well as a $2 million business interruption payment received in 2012 from a utility company.
General, administrative, and other expenses decreased by $107 million (14 percent) to $645 million in 2012 from $752 million in 2011. The $107 million decrease reflected a decline of $99 million due to the spin-off (consisting of $63 million of former Timeshare segment general, administrative, and other expenses and $36 million of other expenses not previously allocated to the former Timeshare segment, including $34 million of Timeshare spin-off costs and $2 million of other expenses), and a decline of $8 million across our lodging business. The $8 million decrease across our lodging business was primarily a result of: (1) favorable variances from the following 2011 items: (a) a $5 million impairment of deferred contract acquisition costs and a $5 million accounts receivable reserve, both for one North American Full-Service segment property whose owner filed for bankruptcy; (b) a $5 million performance cure payment for a North American Full-Service property; and (c) $8 million for a guarantee accrual for one North American Full-Service property and the write-off of contract acquisition costs for several other properties; and (2) $11 million of guarantee accrual reversals in 2012, primarily associated with four properties for which we either satisfied the related guarantee requirements or were otherwise released; (3) a favorable litigation settlement, partially offset by higher legal expenses, netting to a favorable $3 million; and (4) $2 million in decreased expenses due to favorable foreign exchange rates. These favorable items were partially offset by: (1) the following unfavorable 2012 items: (a) $20 million of increased compensation and other overhead expenses; and (b) the accelerated amortization of $8 million of deferred contract acquisitions costs for a North American Full-Service segment property (for which we earned a termination fee that we recorded in owned, leased, corporate housing, and other revenue); and (2) the unfavorable variance for a $5 million reversal in 2011 of a loan loss provision for one property with increased expected future cash flows. See "BUSINESS SEGMENTS: North American Full-Service Lodging" for more information on the termination fee and the related accelerated amortization of deferred contract acquisition costs recorded in 2012.
The $8 million decrease in total general, administrative, and other expenses across our lodging business consisted of a $21 million decrease allocated to our North American Full-Service segment and a $1 million decrease allocated to our International segment, partially offset by an $14 million increase that we did not allocate to any of our segments.

Gains (Losses) and Other Income
We show our gains (losses) and other income for 2013, 2012, and 2011 in the following table:

($ in millions)	2013	2012	2011
Gains on sales of real estate and other	$2	$27	$11
Gain on sale of joint venture and other investments	9	21	—
Income from cost method joint ventures	—	2	—
Impairment of cost method joint venture investments and equity securities	—	(8)	(18)
	$11	$42	$(7)
2013 Compared to 2012

Gains and other income decreased by $31 million (74 percent) to $11 million in 2013 compared to $42 million in 2012. This decrease in gains and other income principally reflected an unfavorable variance from the $41 million gain we recognized in 2012 on the sale of the equity interest in a North American Limited-Service joint venture which we discuss in the following "2012 Compared to 2011" discussion, and a $2 million impairment loss we recognized in 2013 as a result of measuring certain assets at fair value less the costs we incurred to sell those assets. See Footnote No. 7, "Acquisition and Dispositions" for more information on the reclassification of these assets to held for sale. The decrease in gains and other income was partially offset by a gain of $8 million we recognized in 2013 on the sale of a portion of our shares of a publicly traded company and a favorable variance from an other-than-temporary $7 million impairment we recorded in 2012 which we discuss in the following "2012 Compared to 2011" discussion.
2012 Compared to 2011
In 2012, we recognized a total gain of $41 million on the sale of an equity interest in a North American Limited-Service joint venture (formerly two joint ventures which were merged before the sale) which consisted of: (1) a $21 million gain on the sale of this interest reflected in the "Gain on sale of joint venture and other investments" caption in the preceding table; and (2) recognition of the $20 million remaining gain we deferred in 2005 due to contingencies in the original transaction documents for the sale of land to one of the joint ventures, reflected in the "Gains on sales of real estate and other" caption in the preceding table. See Footnote No. 7, "Acquisitions and Dispositions" for more information on the sale of this equity interest.
The "Impairment of cost method joint venture investments and equity securities" line in the preceding table reflects the other-than-temporary impairment in 2012 of two cost method joint venture investments and the other-than-temporary impairment in 2011 of marketable equity securities. For more information on the $7 million impairment of one of the cost method joint venture investments in 2012, see Footnote No. 4, “Fair Value of Financial Instruments.” For more information on the impairment of marketable equity securities in 2011, see Footnote No. 4, “Fair Value of Financial Instruments” of the 2012 Form 10-K.
Interest Expense
2013 Compared to 2012
Interest expense decreased by $17 million (12 percent) to $120 million in 2013 compared to $137 million in 2012. This decrease in interest expense principally reflected a net $13 million decrease due to net Senior Note retirements and new Senior Note issuances at lower interest rates; and $3 million of increased capitalized interest primarily related to developing two EDITION hotels, partially offset by completion of The London EDITION in the 2013 fourth quarter.
2012 Compared to 2011
Interest expense decreased by $27 million (16 percent) to $137 million in 2012 compared to $164 million in 2011. This decrease reflected a $29 million decrease due to the spin-off, partially offset by a $2 million increase for our lodging business. The $29 million decrease in interest expense due to the spin-off consisted of interest expense in 2011 that was allocated to the former Timeshare segment ($43 million), partially offset by interest expense in 2012 for ongoing obligations for costs that were a component of "Timeshare-direct" expenses before the spin-off ($8 million) and the unfavorable variance to 2011 for capitalized interest expense for construction projects for our former Timeshare segment ($6 million). For the $8 million of interest expense in 2012 for ongoing spin-off obligations, we also recorded $8 million of "Interest income" in 2012 for the associated notes receivable. The $2 million increase in interest expense for our lodging business was primarily for the Series K

Notes and the Series L Notes we issued in 2012 ($23 million) as well as increased interest expense for our Marriott Rewards program and our commercial paper program, reflecting higher average balances and interest rates ($2 million), partially offset by increased capitalized interest expense principally for lodging construction projects ($15 million) and the absence of interest expense for the Series F Senior Notes following our repayment of those notes in 2012 ($9 million). See the "LIQUIDITY AND CAPITAL RESOURCES" caption later in this report for more information on our credit facility.
Interest Income and Income Tax
2013 Compared to 2012
Interest income increased by $6 million (35 percent) to $23 million in 2013 compared to $17 million in 2012, primarily reflecting $5 million earned on the $65 million mandatorily redeemable preferred equity ownership interest we acquired in the 2013 second quarter. See Footnote No. 4, "Fair Value of Financial Instruments" for more information on the acquisition.
Our tax provision decreased by $7 million (3 percent) to $271 million in 2013 from $278 million in 2012. The decrease resulted from a lower effective tax rate (30.2 percent in 2013 compared to 32.7 percent in 2012), favorable tax provision to tax return adjustments in 2013, favorable variance from a reserve recorded for an international tax issue in 2012, a favorable state tax adjustment in 2013, and higher income before income taxes in jurisdictions outside of the U.S. with lower tax rates, partially offset by higher income tax expense in the U.S.
2012 Compared to 2011
Interest income increased by $3 million (21 percent) to $17 million in 2012 compared to $14 million in 2011, primarily reflecting $9 million of increased interest income for two notes receivable issued to us in conjunction with the spin-off, partially offset by a $6 million decrease primarily from the repayment of certain loans. For $8 million of the $9 million increase in interest income in 2012 for notes receivable issued to us in conjunction with the spin-off, we also recorded $8 million of "Interest expense" in 2012 for ongoing obligations for those notes.

Our tax provision increased by $120 million (76 percent) to $278 million in 2012 from $158 million in 2011. The increase was primarily due to the absence of timeshare pre-tax losses in 2012 due to the spin-off and the effect of higher pre-tax income from our lodging business, as well as a lower percentage of lodging pre-tax income in 2012 from jurisdictions outside the U.S. with lower tax rates. These increases in the provision were partially offset by a favorable variance from $34 million of income tax expense that we recorded in 2011 to write off certain deferred tax assets transferred to MVW in conjunction with the spin-off.
Equity in Losses
2013 Compared to 2012
Equity in losses of $5 million in 2013 improved by $8 million from equity in losses of $13 million in 2012. The change primarily reflected a favorable variance from the following 2012 items: (1) $8 million in losses at a North American Full-Service segment joint venture for the impairment of certain underlying residential properties; and (2) a $2 million loan loss provision for certain notes receivable due from an International segment joint venture. These favorable variances were partially offset by a $4 million impairment charge in the 2013 second quarter associated with a corporate joint venture (not allocated to one of our segments) that we determined was fully impaired because we did not expect to recover the investment.
2012 Compared to 2011
Equity in losses of $13 million in 2012 was unchanged from equity in losses of $13 million in 2011, and reflected a $4 million decrease in equity in losses across our lodging business, entirely offset by a $4 million unfavorable variance due to the impact of the spin-off. The $4 million decrease in equity in losses across our lodging business primarily reflected $3 million of increased earnings at two International segment joint ventures, $3 million of decreased losses at two other joint ventures, and a $3 million favorable variance from the 2012 sale of an equity interest in a North American Limited-Service joint venture (formerly two joint ventures which were merged before the sale) which had losses in the prior year, partially offset by $3 million of increased losses at a North American Full-Service segment joint venture, and a $2 million loan loss provision for certain notes receivable due from an International segment joint venture. The $3 million of increased losses at a North American Full-Service segment joint venture reflected increased losses of $8 million primarily from the impairment of certain underlying residential properties in 2012, partially offset by $5 million of decreased losses in 2012, after the impairment, as a result of decreased joint venture costs. The $4 million unfavorable variance due to the impact of the spin-off reflected the $4 million reversal in 2011 of the funding liability associated with Timeshare-strategy impairment charges we originally recorded in 2009. See Footnote No. 18, "Timeshare Strategy-Impairment Charges" of our 2011 Form 10-K for additional information on this reversal.
Net Income
2013 Compared to 2012
Net income increased by $55 million to $626 million in 2013 from $571 million in 2012, and diluted earnings per share increased by $0.28 per share (16 percent) to $2.00 per share from $1.72 per share in 2012. As discussed in more detail in the preceding sections beginning with “Revenues,” or as shown in the Consolidated Statements of Income, the $55 million increase in net income was due to higher franchise fees ($59 million), higher base management fees ($40 million), higher incentive management fees ($24 million), lower interest expense ($17 million), lower equity in losses ($8 million), lower income taxes ($7 million), higher owned, leased, corporate housing, and other revenue, net of direct expenses ($6 million), and higher interest income ($6 million). These increases were partially offset by higher general, administrative, and other expenses ($81 million) and lower gains and other income ($31 million).
2012 Compared to 2011
Net income increased by $373 million to $571 million in 2012 from $198 million in 2011, and diluted earnings per share increased by $1.17 per share (213 percent) to $1.72 per share from $0.55 per share in 2011. As discussed in more detail in the preceding sections beginning with “Revenues,” or as shown in the Consolidated Statements of Income, the $373 million increase in net income was due to the impact of the spin-off ($296 million), as well as the following increases across our lodging business: higher gains and other income ($52 million), higher franchise fees ($44 million), higher incentive management fees ($37 million), higher base management fees ($35 million), higher owned, leased, corporate housing, and other revenue, net of direct expenses ($25 million), lower general, administrative, and other expenses ($8 million), and lower equity in losses ($4 million). These increases were partially offset by higher income taxes ($120 million) as well as the following decreases across our lodging business: lower interest income ($6 million) and higher interest expense ($2 million).

Former Timeshare Segment - 2012 Compared to 2011
The following tables facilitate the comparison of 2012 to 2011 by detailing the components of our former Timeshare segment revenues and results for 2011, as well as certain items that we did not allocate to our Timeshare segment for 2011 while also showing the components of revenue, interest income and interest expense we received from MVW for 2012.

($ in millions)	2012	2011	Change 2012/2011
Former Timeshare segment revenues
Base fee revenue	$—	$51
Total sales and services revenue	—	1,088
Cost reimbursements	—	299
Former Timeshare segment revenues	—	1,438	$(1,438)

Other base fee revenue	—	5	(5)

Other unallocated corporate revenues from MVW
Franchise fee revenue	61	4
Cost reimbursements	128	24
Revenues from MVW	189	28	161

Total revenue impact	$189	$1,471	$(1,282)

	2012	2011	Change 2012/2011
Former Timeshare segment results operating income impact
Base fee revenue	$—	$51
Timeshare sales and services, net	—	159
Timeshare strategy-impairment charges	—	(324)
General, administrative, and other expense	—	(63)
Former Timeshare segment results operating income impact (1)	—	(177)	$177

Other base fee revenue	—	5	(5)
General, administrative, and other expenses
Timeshare spin-off costs	—	(34)	34
Other miscellaneous expenses	—	(2)	2

Other Unallocated corporate operating income impact from MVW
Franchise fee revenue	61	4	57

Total operating income (loss) impact	61	(204)	265
Gains (losses) and other income (1)	—	3	(3)
Interest expense (1)	(8)	(43)	35
Capitalized interest	—	6	(6)
Interest income	11	2	9
Equity in earnings (losses)	—	4	(4)
Income (loss) before income taxes spin-off impact	$64	$(232)	$296

(1)
Timeshare segment results for year-end 2011 totaled a segment loss of $217 million and consisted of $177 million of operating losses, $43 million of interest expense, and $3 million of gains and other income.

Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA
EBITDA, a financial measure that is not prescribed or authorized by United States generally accepted accounting principles (“GAAP”), reflects earnings excluding the impact of interest expense, provision for income taxes, depreciation and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We, therefore, exclude depreciation and amortization expense. Effective with this report, we have also modified our EBITDA calculation to exclude depreciation and amortization expense that we classify in the "Owned, leased, and corporate housing-direct expenses" and "General, administrative, and other expenses" captions of our Income Statements; as well as the depreciation expense that third party owners reimburse to us that we classify in the "Reimbursed costs" caption of our Income Statements.

We also believe that Adjusted EBITDA, another non-GAAP financial measure, is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects: (1) an adjustment to exclude the $41 million pre-tax gain on the 2012 sale of an equity interest in a North American Limited-Service joint venture discussed earlier in the "Gains and Other Income" caption; and (2) beginning with this report, an adjustment to exclude share-based compensation expense for all years presented. Because companies use share-based payment awards differently, both in the type and quantity of awards granted, we excluded share-based compensation expense to address considerable variability among companies in recording compensation expense. We believe Adjusted EBITDA that excludes these items is a meaningful measure of our operating performance because it permits period-over-period comparisons of our ongoing core operations before these items and facilitates our comparison of results before these items with results from other lodging companies.

EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as substitutes for performance measures calculated under GAAP. Both of these non-GAAP measures exclude certain cash expenses that we are obligated to make. In addition, other companies in our industry may calculate EBITDA and in particular Adjusted EBITDA differently than we do or may not calculate them at all, limiting EBITDA's and Adjusted EBITDA's usefulness as comparative measures.
We show our 2013 and 2012 EBITDA and Adjusted EBITDA calculations that reflect the changes we describe above and reconcile those measures with Net Income in the following tables:

($ in millions)	2013
Net Income	$626
Interest expense	120
Tax provision	271
Depreciation and amortization	127
Depreciation classified in Reimbursed costs	48
Interest expense from unconsolidated joint ventures	4
Depreciation and amortization from unconsolidated joint ventures	13
EBITDA	$1,209
Share-based compensation (including share-based compensation reimbursed by third-party owners)	116
Adjusted EBITDA	$1,325

($ in millions)	2012
Net Income	$571
Interest expense	137
Tax provision	278
Depreciation and amortization	102
Depreciation classified in Reimbursed costs	45
Interest expense from unconsolidated joint ventures	11
Depreciation and amortization from unconsolidated joint ventures	20
EBITDA	$1,164
Share-based compensation (including share-based compensation reimbursed by third-party owners)	94
Less: Gain on Courtyard JV sale, pre-tax	(41)
Adjusted EBITDA	$1,217

BUSINESS SEGMENTS
We are a diversified global lodging company. During the 2014 first quarter, we modified the information that our President and Chief Executive Officer reviews to be consistent with our continent structure. This structure aligns our business around geographic regions and is designed to enable us to operate more efficiently and to accelerate worldwide growth. As a result of modifying our reporting information, we revised our operating segments to eliminate our former Luxury segment, which we allocated between our existing North American Full-Service operating segment, and the following four new operating segments: Asia Pacific, Caribbean and Latin America, Europe, and Middle East and Africa.
Although our North American Full-Service and North American Limited-Service segments meet the applicable accounting criteria to be reportable business segments, the four new operating segments do not meet the criteria to be reportable and were combined into an "all other" category, which we refer to as "International." We have revised our business segment information originally presented in our 2013 Form 10-K filed on February 20, 2014 to conform to our new business segment presentation. See Footnote No. 14, “Business Segments,” to our Financial Statements for further information on our segment changes and other information about each segment, including revenues and a reconciliation of segment results to net income.
On November 21, 2011 we spun off our former timeshare operations and timeshare development business, which had until that time been our Timeshare segment, as a new independent company, MVW. See Footnote No. 14, “Business Segments,” for historical financial results of our former Timeshare segment and Footnote No. 15, "Spin-off" for more information.

At year-end 2013, we operated, franchised, and licensed the following properties by segment:

	Total Lodging and Timeshare Products
	Properties			Rooms
	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total
North American Full-Service Segment (1)
Marriott Hotels	312	15	327	123,296	5,355	128,651
Marriott Conference Centers	10	—	10	2,915	—	2,915
JW Marriott	22	1	23	12,649	221	12,870
Renaissance Hotels	74	2	76	26,840	790	27,630
Renaissance ClubSport	2	—	2	349	—	349
Gaylord Hotels	5	—	5	8,098	—	8,098
Autograph Collection	32	—	32	8,410	—	8,410
The Ritz-Carlton	37	1	38	11,040	267	11,307
The Ritz-Carlton-Residential(2)	30	2	32	3,598	214	3,812
	524	21	545	197,195	6,847	204,042

North American Limited-Service Segment (1)
Courtyard	836	21	857	117,693	3,835	121,528
Fairfield Inn & Suites	691	14	705	62,921	1,562	64,483
SpringHill Suites	306	2	308	35,888	299	36,187
Residence Inn	629	20	649	76,056	2,928	78,984
TownePlace Suites	222	2	224	22,039	278	22,317
	2,684	59	2,743	314,597	8,902	323,499
International Segment (1)
Marriott Hotels	—	159	159	—	45,858	45,858
JW Marriott	—	40	40	—	14,607	14,607
Renaissance Hotels	—	75	75	—	23,921	23,921
Autograph Collection	—	19	19	—	2,705	2,705
Courtyard	—	96	96	—	19,021	19,021
Fairfield Inn & Suites	—	3	3	—	482	482
Residence Inn	—	4	4	—	421	421
Marriott Executive Apartments	—	27	27	—	4,295	4,295
The Ritz-Carlton	—	46	46	—	13,683	13,683
Bulgari Hotels & Resorts	—	3	3	—	202	202
EDITION	—	2	2	—	251	251
The Ritz-Carlton-Residential (2)	—	8	8	—	416	416
The Ritz-Carlton Serviced Apartments	—	4	4	—	579	579
	—	486	486	—	126,441	126,441

Unconsolidated Joint Ventures
Autograph Collection	—	5	5	—	348	348
AC Hotels by Marriott	—	75	75	—	8,491	8,491
	—	80	80	—	8,839	8,839

Timeshare (3)	47	15	62	10,506	2,296	12,802

Total	3,255	661	3,916	522,298	153,325	675,623

(1)	North American includes properties located in the United States and Canada. International includes properties located outside the United States and Canada.

(2)	Represents projects where we manage the related owners’ association. We include residential products once they possess a certificate of occupancy.

(3)
Timeshare properties licensed by MVW under the Marriott Vacation Club, The Ritz-Carlton Destination Club, The Ritz-Carlton Residences, and Grand Residences by Marriott brand names. Includes products that are in active sales as well as those that are sold out. MVW's property and room counts are reported on a fiscal year basis for the MVW year ended January 3, 2014.

The following discussion reflects all three of our Lodging segments and, for 2012 compared to 2011, our former Timeshare segment.
2013 Compared to 2012
We added 161 properties (25,420 rooms) and 51 properties (10,299 rooms) exited our system in 2013. These figures do not include residential units. During 2013, we also added five residential properties (301 units) and no residential properties or units exited the system.
Total segment financial results increased by $32 million to $1,197 million in 2013 from $1,165 million in 2012, and total segment revenues increased by $992 million to $12,518 million in 2013, a 9 percent increase from revenues of $11,526 million in 2012.
The year-over-year increase in segment revenues of $992 million was a result of a $923 million increase in cost reimbursements revenue, a $59 million increase in franchise fees, a $40 million increase in base management fees, and a $24 million increase in incentive management fees, partially offset by a $54 million decrease in owned, leased, corporate housing, and other revenue. The year-over-year increase of $32 million in segment results reflected a $59 million increase in franchise fees, a $40 million increase in base management fees, a $24 million increase in incentive management fees, and $8 million of lower joint venture equity losses, partially offset by a $46 million increase in general, administrative, and other expenses, $44 million of lower gains and other income, and a $9 million decrease in owned, leased, corporate housing, and other revenue net of direct expenses. For more information on the variances, see the preceding sections beginning with “Revenues.”
In 2013, 39 percent of our managed properties paid incentive management fees to us versus 33 percent in 2012. In addition, in 2013, 58 percent of our incentive fees came from properties outside the United States versus 65 percent in 2012. In North America, 22 percent of managed properties paid incentive management fees to us in 2013, compared to 15 percent in 2012. Further, in North America, 20 North American Limited-Service segment properties and 21 North American Full-Service segment properties earned a combined $8 million in incentive management fees in 2013, but did not earn any incentive management fees in 2012.
See “Statistics” below for detailed information on Systemwide RevPAR and Company-operated RevPAR by segment, region, and brand.
Compared to 2012, worldwide comparable company-operated house profit margins in 2013 increased by 90 basis points and worldwide comparable company-operated house profit per available room increased by 6.2 percent on a constant U.S. dollar basis, reflecting higher occupancy, rate increases, improved productivity, and lower energy costs. Note that 2013 had four additional days of activity.
2012 Compared to 2011
We added 122 properties (27,059 rooms) and 42 properties (8,883 rooms) exited our system in 2012. These figures do not include residential or ExecuStay units. During 2012, we added three residential properties (89 units), and no residential properties or units exited the system.
Total segment financial results increased by $411 million to $1,165 million in 2012 from $754 million in 2011, and total segment revenues decreased by $671 million to $11,526 million in 2012, a 6 percent decrease from revenues of $12,197 million in 2011. The $411 million increase in segment results reflected a $212 million favorable variance from the spin-off (which included $324 million of Timeshare strategy-impairment charges in 2011) and a net $199 million increase in segment results across our lodging business. The $671 million decrease in total segment revenues reflected a $1,443 million decrease due to the impact of the spin-off that was partially offset by a net $772 million increase across our lodging business.
The year-over-year net increase in segment revenues across our lodging business of $772 million resulted from a $757 million increase in cost reimbursements revenue which does not impact operating income or net income, a $44 million increase in franchise fees, a $35 million increase in base management fees, and a $37 million increase in incentive management fees, partially offset by a $101 million decrease in owned, leased, corporate housing, and other revenue. The $199 million year-over-year increase in segment results across our lodging business reflected a $44 million increase in franchise fees, $39 million of higher gains and other income, a $37 million increase in incentive management fees, a $35 million increase in base management fees, a $22 million decrease in general, administrative, and other expenses, an $18 million increase in owned, leased, corporate housing, and other revenue net of direct expenses, and $4 million of lower joint venture equity losses. For more detailed information on the variances, see the preceding sections beginning with “Revenues.”
In 2012, 33 percent of our managed properties paid incentive management fees to us versus 29 percent in 2011. In addition, in 2012, 65 percent of our incentive fees came from properties outside the United States versus 67 percent in 2011. In

North America, 15 percent of managed properties paid incentive management fees to us in 2012, compared to 13 percent in 2011. Further, in North America, 16 North American Full-Service segment properties and seven North American Limited-Service segment properties earned a combined $13 million in incentive management fees in 2012, but did not earn any incentive management fees in 2011.
See “Statistics” below for detailed information on Systemwide RevPAR and Company-operated RevPAR by segment, region, and brand.
Compared to 2011, worldwide comparable company-operated house profit margins in 2012 increased by 120 basis points and worldwide comparable company-operated house profit per available room increased by 9.0 percent on a constant U.S. dollar basis, reflecting higher occupancy, rate increases, improved productivity, and lower energy costs.

Development

We added 161 properties, totaling 25,420 rooms, across our brands in 2013 and 51 properties (10,299 rooms) left the system, not including residential products. We also added five residential properties (301 units) and no residential properties left the system. Highlights of the year included:

•
Converting 36 properties (6,266 rooms), or 24 percent of our gross room additions for the year, to our brands, including eight properties joining our Autograph Collection brand in the United States. Twenty-three of the properties converted were located in the United States;

•	Adding approximately 41 percent of all the new rooms outside the United States; and

•	Adding 108 properties (12,927 rooms) to our North American Limited-Service brands.

We have over 195,000 hotel rooms in our development pipeline as of year ended 2013, which includes hotel rooms under construction and under signed contracts, as well as nearly 30,000 hotel rooms approved for development but not yet under signed contracts. We expect the number of our hotel rooms (gross) to increase approximately six percent in 2014.

We believe that we have access to sufficient financial resources to finance our growth, as well as to support our ongoing operations and meet debt service and other cash requirements. Nonetheless, our ability to develop and update our brands and the ability of hotel developers to build or acquire new Marriott-branded properties, both of which are important parts of our growth plan, depend in part on capital access, availability and cost for other hotel developers and third-party owners. These growth plans are subject to numerous risks and uncertainties, many of which are outside of our control. See the “Forward-Looking Statements” and “Risks and Uncertainties” captions earlier in this report and the “Liquidity and Capital Resources” caption later in this report.

Statistics
The following tables show occupancy, average daily rate, and RevPAR for comparable properties, for each of the brands in our North American Full-Service and North American Limited-Service segments and for our International segment by region. Systemwide statistics include data from our franchised properties, in addition to our owned, leased, and managed properties.

	Comparable Company-Operated North American Properties (1)			Comparable Systemwide North American Properties (1)
	Twelve Months Ended December 31, 2013	Change vs. Twelve Months Ended December 31, 2012		Twelve Months Ended December 31, 2013	Change vs. Twelve Months Ended December 31, 2012
Marriott Hotels
Occupancy	73.6%	0.8%	pts.	71.3%	1.0%	pts.
Average Daily Rate	$179.44	4.3%		$164.37	4.0%
RevPAR	$132.03	5.4%		$117.20	5.4%
Renaissance Hotels
Occupancy	73.4%	0.4%	pts.	71.3%	0.7%	pts.
Average Daily Rate	$170.98	3.1%		$153.33	3.2%
RevPAR	$125.55	3.6%		$109.30	4.2%
Autograph Collection Hotels
Occupancy	*	*	pts.	76.6%	1.7%	pts.
Average Daily Rate	*	*		$207.34	6.4%
RevPAR	*	*		$158.87	8.8%
The Ritz-Carlton North America
Occupancy	71.3%	1.4%	pts.	71.3%	1.4%	pts.
Average Daily Rate	$323.83	6.6%		$323.83	6.6%
RevPAR	$230.82	8.7%		$230.82	8.7%
Composite North American Full-Service
Occupancy	73.3%	0.8%	pts.	71.5%	1.0%	pts.
Average Daily Rate	$192.70	4.6%		$173.37	4.3%
RevPAR	$141.30	5.7%		$123.89	5.7%
Residence Inn
Occupancy	76.2%	0.7%	pts.	77.4%	0.4%	pts.
Average Daily Rate	$127.35	2.3%		$125.04	3.5%
RevPAR	$97.09	3.2%		$96.79	3.9%
Courtyard
Occupancy	68.6%	0.9%	pts.	70.2%	0.9%	pts.
Average Daily Rate	$122.07	3.8%		$123.07	3.6%
RevPAR	$83.75	5.3%		$86.35	4.9%
Fairfield Inn & Suites
Occupancy	nm	nm	pts.	67.9%	0.6%	pts.
Average Daily Rate	nm	nm		$98.58	3.3%
RevPAR	nm	nm		$66.95	4.3%
TownePlace Suites
Occupancy	68.7%	(1.9)%	pts.	71.5%	(0.5)%	pts.
Average Daily Rate	$88.37	6.4%		$91.64	2.4%
RevPAR	$60.74	3.6%		$65.50	1.8%
SpringHill Suites
Occupancy	71.9%	1.2%	pts.	72.2%	1.3%	pts.
Average Daily Rate	$106.75	2.4%		$107.42	3.3%
RevPAR	$76.73	4.1%		$77.57	5.2%
Composite North American Limited-Service
Occupancy	71.0%	0.8%	pts.	71.8%	0.7%	pts.
Average Daily Rate	$120.98	3.5%		$115.00	3.4%
RevPAR	$85.85	4.7%		$82.52	4.4%
Composite North American - All
Occupancy	72.3%	0.8%	pts.	71.6%	0.8%	pts.
Average Daily Rate	$163.24	4.2%		$136.05	3.8%
RevPAR	$118.08	5.4%		$97.48	5.0%
* There are no company-operated properties.
nm means not meaningful as the brand is predominantly franchised.

(1)	Statistics include only properties located in the United States.

	Comparable Company-Operated Properties			Comparable Systemwide Properties
	Twelve Months Ended December 31, 2013	Change vs. Twelve Months Ended December 31, 2012		Twelve Months Ended December 31, 2013	Change vs. Twelve Months Ended December 31, 2012
Caribbean and Latin America (1)
Occupancy	73.5%	0.5%	pts.	72.0%	1.5%	pts.
Average Daily Rate	$209.79	6.2%		$181.95	4.0%
RevPAR	$154.28	7.0%		$130.98	6.2%
Europe (1)
Occupancy	73.5%	1.7%	pts.	72.5%	1.7%	pts.
Average Daily Rate	$172.01	(1.5)%		$167.33	(1.0)%
RevPAR	$126.47	0.8%		$121.34	1.5%
Middle East and Africa (1)
Occupancy	55.7%	(2.5)%	pts.	56.3%	(2.1)%	pts.
Average Daily Rate	$147.63	2.0%		$144.18	2.2%
RevPAR	$82.22	(2.4)%		$81.20	(1.5)%
Asia Pacific (1)
Occupancy	73.0%	1.5%	pts.	73.4%	1.6%	pts.
Average Daily Rate	$142.76	0.9%		$146.49	1.1%
RevPAR	$104.27	3.0%		$107.59	3.4%
Total International (2)
Occupancy	70.7%	1.1%	pts.	70.7%	1.3%	pts.
Average Daily Rate	$185.74	1.5%		$179.28	1.4%
RevPAR	$131.27	3.2%		$126.72	3.4%
Total Worldwide (3)
Occupancy	71.8%	0.9%	pts.	71.5%	0.9%	pts.
Average Daily Rate	$170.35	3.3%		$143.33	3.4%
RevPAR	$122.32	4.6%		$102.46	4.6%

(1)
Company-operated and systemwide statistics for the continental regions noted do not include properties located outside of the United States and Canada for The Ritz-Carlton, Bulgari Hotels & Resorts, and EDITION brands.

(2)
Company-operated statistics include properties located outside of the United States and Canada for the Marriott Hotels, Renaissance Hotels, The Ritz-Carlton, Bulgari Hotels & Resorts, EDITION, Courtyard, and Residence Inn brands. In addition to the foregoing brands, systemwide statistics also include properties located outside of the United States and Canada for Autograph Collection and Fairfield Inn & Suites brands.

(3)
Company-operated statistics include properties worldwide for Marriott Hotels, Renaissance Hotels, The Ritz-Carlton, Bulgari Hotels & Resorts, EDITION, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites brands. In addition to the foregoing brands, systemwide statistics also include properties worldwide for the Autograph Collection brand.

	Comparable Company-Operated North American Properties (1)			Comparable Systemwide North American Properties (1)
	2012	Change vs. 2011		2012	Change vs. 2011
Marriott Hotels
Occupancy	72.7%	1.8%	pts.	70.1%	1.8%	pts.
Average Daily Rate	$171.48	3.5%		$157.17	3.6%
RevPAR	$124.72	6.1%		$110.19	6.4%
Renaissance Hotels
Occupancy	73.6%	2.1%	pts.	71.2%	1.4%	pts.
Average Daily Rate	$167.67	4.5%		$150.53	4.7%
RevPAR	$123.38	7.5%		$107.18	6.8%
Autograph Collection Hotels
Occupancy	*	*	pts.	76.1%	3.6%	pts.
Average Daily Rate	*	*		$176.61	1.6%
RevPAR	*	*		$134.36	6.6%
The Ritz-Carlton North America
Occupancy	69.9%	0.8%	pts.	69.9%	0.8%	pts.
Average Daily Rate	$319.57	4.9%		$319.57	4.9%
RevPAR	$223.51	6.1%		$223.51	6.1%
Composite North American Full-Service
Occupancy	72.6%	1.7%	pts.	70.3%	1.7%	pts.
Average Daily Rate	$185.57	3.8%		$166.02	3.8%
RevPAR	$134.64	6.3%		$116.72	6.4%
Residence Inn
Occupancy	75.4%	0.3%	pts.	77.2%	0.6%	pts.
Average Daily Rate	$123.55	4.3%		$120.66	4.2%
RevPAR	$93.14	4.7%		$93.10	5.0%
Courtyard
Occupancy	67.7%	0.5%	pts.	69.2%	1.2%	pts.
Average Daily Rate	$117.11	4.9%		$118.68	4.6%
RevPAR	$79.32	5.6%		$82.15	6.5%
Fairfield Inn & Suites
Occupancy	nm	nm	pts.	67.3%	1.7%	pts.
Average Daily Rate	nm	nm		$94.49	4.8%
RevPAR	nm	nm		$63.56	7.5%
TownePlace Suites
Occupancy	70.8%	(0.4)%	pts.	72.3%	0.6%	pts.
Average Daily Rate	$83.04	5.6%		$89.07	5.0%
RevPAR	$58.76	5.1%		$64.39	5.9%
SpringHill Suites
Occupancy	70.5%	2.8%	pts.	71.0%	2.6%	pts.
Average Daily Rate	$103.04	2.7%		$103.81	3.8%
RevPAR	$72.63	7.0%		$73.74	7.8%
Composite North American Limited-Service
Occupancy	70.2%	0.6%	pts.	71.2%	1.3%	pts.
Average Daily Rate	$116.43	4.6%		$111.12	4.4%
RevPAR	$81.76	5.5%		$79.07	6.3%
Composite North American - All
Occupancy	71.6%	1.2%	pts.	70.8%	1.4%	pts.
Average Daily Rate	$157.05	4.2%		$130.97	4.2%
RevPAR	$112.40	6.0%		$92.79	6.4%
nm means not meaningful as the brand is predominantly franchised.

(1)	Statistics include only properties located in the United States.

	Comparable Company-Operated Properties			Comparable Systemwide Properties
	Twelve Months Ended December 31, 2012	Change vs. Twelve Months Ended December 31, 2011		Twelve Months Ended December 31, 2012	Change vs. Twelve Months Ended December 31, 2011
Caribbean and Latin America (1)
Occupancy	72.3%	1.2%	pts.	70.2%	1.3%	pts.
Average Daily Rate	$190.75	5.1%		$171.32	3.4%
RevPAR	$137.93	6.9%		$120.27	5.3%
Europe (1)
Occupancy	72.7%	0.2%	pts.	71.9%	0.2%	pts.
Average Daily Rate	$170.72	2.8%		$166.02	2.6%
RevPAR	$124.20	3.0%		$119.40	2.8%
Middle East and Africa (1)
Occupancy	61.8%	5.3%	pts.	61.8%	5.6%	pts.
Average Daily Rate	$133.14	(1.0)%		$130.10	(0.6)%
RevPAR	$82.25	8.3%		$80.37	9.2%
Asia Pacific (1)
Occupancy	73.0%	3.7%	pts.	72.9%	3.6%	pts.
Average Daily Rate	$133.01	3.0%		$141.17	2.2%
RevPAR	$97.04	8.4%		$102.90	7.6%
Total International (2)
Occupancy	70.9%	1.9%	pts.	70.5%	1.8%	pts.
Average Daily Rate	$175.14	2.8%		$171.36	2.4%
RevPAR	$124.22	5.6%		$120.85	5.1%
Total Worldwide (3)
Occupancy	71.4%	1.4%	pts.	70.8%	1.5%	pts.
Average Daily Rate	$162.39	3.8%		$137.49	3.9%
RevPAR	$115.91	5.9%		$97.34	6.1%

(1)
Company-operated and systemwide statistics for the continental regions noted do not include properties located outside of the United States and Canada for The Ritz-Carlton, Bulgari Hotels & Resorts, and EDITION brands.

(2)
Company-operated statistics include properties located outside of the United States and Canada for the Marriott Hotels, Renaissance Hotels, The Ritz-Carlton, Bulgari Hotels & Resorts, Courtyard, and Residence Inn brands. In addition to the foregoing brands, systemwide statistics also include properties located outside of the United States and Canada for Autograph Collection and Fairfield Inn & Suites brands.

(3)
Company-operated statistics include properties worldwide for Marriott Hotels, Renaissance Hotels, The Ritz-Carlton, Bulgari Hotels & Resorts, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites brands. In addition to the foregoing brands, systemwide statistics also include properties worldwide for the Autograph Collection brand.

North American Full-Service includes Marriott Hotels, JW Marriott, The Ritz-Carlton, Renaissance Hotels, Gaylord Hotels, and Autograph Collection Hotels.

($ in millions)				Annual Change
	2013	2012	2011	2013/2012	2012/2011
Segment revenues	$7,978	$7,276	$6,773	10%	7%
Segment results	$490	$442	$374	11%	18%
2013 Compared to 2012
In 2013, across our North American Full-Service segment we added 13 properties (2,977 rooms) and 15 properties (5,473 rooms) left the system.
For the twelve months ended December 31, 2013, compared to the twelve months ended December 31, 2012, RevPAR for comparable systemwide North American Full-Service properties increased by 5.7 percent to $123.89, occupancy for these properties increased by 1.0 percentage points to 71.5 percent, and average daily rates increased by 4.3 percent to $173.37.
The $48 million increase in segment results, compared to 2012, was driven by $39 million of higher base management and franchise fees, $23 million of higher incentive management fees and $10 million of lower joint venture equity losses, partially offset by $26 million of higher general, administrative, and other expenses. Owned, leased, and other revenue net of direct expenses was unchanged compared to 2012.
Higher base management and franchise fees stemmed from both higher RevPAR due to increased demand and unit growth, including the Gaylord brand properties we began managing in 2012, a favorable variance from $2 million of fee reversals in 2012 for a property with a contract revision, and also reflected fees for the additional four days of activity. The increase in incentive management fees primarily reflected higher property-level income resulting from higher property-level revenue and margins.
General, administrative, and other expenses reflected an unfavorable variance from $8 million in reversals of guarantee accruals in 2012 for three properties and the following 2013 items: the $11 million impairment of deferred contract acquisition costs primarily related to three properties that left the system and one property that converted to a franchised property, $4 million of higher amortization of deferred contract acquisition costs associated with the Gaylord brand and hotel management company acquisition, and $9 million in other net miscellaneous cost increases. These increases were partially offset by a favorable variance from the 2012 accelerated amortization of $8 million of deferred contract acquisition costs for a property that exited our system and for which we earned a $14 million termination fee.
Owned, leased, and other revenue net of direct expenses was unchanged, primarily driven by our recognition in 2012 of a $14 million termination fee for one property and $2 million in pre-opening expenses for the Miami EDITION in 2013, partially offset by our recognition in 2013 of $7 million in termination fees for five properties, $5 million of stronger results at two leased and one owned property and $2 million of higher branding fees.
The decrease in joint venture equity losses reflected a favorable variance from $8 million in losses in 2012 at a North American Full-Service segment joint venture for the impairment of certain underlying residential properties.
Cost reimbursements revenue and expenses for our North American Full-Service segment properties totaled $7,190 million in 2013, compared to $6,563 million in 2012.
2012 Compared to 2011
In 2012, across our North American Full-Service segment we added 19 properties (11,533 rooms), including five properties from the Gaylord acquisition (8,098 rooms). Eight properties (3,569 rooms) left the system.
In 2012, RevPAR for comparable systemwide North American Full-Service properties increased by 6.4 percent to $116.72, occupancy for these properties increased by 1.7 percentage points to 70.3 percent, and average daily rates increased by 3.8 percent to $166.02.
The $68 million increase in segment results, compared to 2011, primarily reflected $30 million of higher base management and franchise fees, $16 million of higher incentive management fees, and $21 million of lower general, administrative, and other expenses. Owned, leased, and other revenue net of direct expenses and joint venture equity losses were unchanged compared to 2011.

Higher base management and franchise fees primarily reflected increased RevPAR and, to a lesser extent, unit growth. The $16 million increase in incentive management fees primarily reflected higher property-level income resulting from higher property-level revenue and margins as well as new unit growth.
General, administrative, and other expenses decreased by $21 million primarily from $8 million of guarantee accrual reversals for three properties for which we either satisfied the related guarantee requirements or were otherwise released, as well as favorable variances from the following 2011 items: a $5 million impairment of deferred contract acquisition costs and a $5 million accounts receivable reserve, both for one property whose owner filed for bankruptcy; a $5 million performance cure payment we made for one property; and a $2 million guarantee accrual for one property. These amounts were partially offset by accelerated amortization of $8 million of deferred contract acquisition costs for one property for which we earned a $14 million termination fee in 2012.
Owned, leased, and other revenue net of direct expenses was unchanged, primarily reflecting the $14 million termination fee for the property in 2012 and $3 million of net stronger owned and leased property results, primarily driven by two properties that left the system and had losses in the prior year, partially offset by $7 million of termination fees for two properties and $10 million of branding fees from two other properties both in 2011.
Joint venture equity losses were unchanged, primarily driven by $8 million in losses at a North American Full-Service segment joint venture for the impairment of certain underlying residential properties in 2012, offset by $5 million of decreased losses after the impairment, as a result of decreased joint venture costs, and increased earnings from two joint ventures.
Cost reimbursements revenue and expenses for our North American Full-Service segment properties totaled $6,563 million in 2012, compared to $6,104 million in 2011.
North American Limited-Service includes Courtyard, Fairfield Inn & Suites, SpringHill Suites, Residence Inn, TownePlace Suites, and included Marriott ExecuStay until we sold that business in the 2012 second quarter.

($ in millions)				Annual Change
	2013	2012	2011	Change 2013/2012	Change 2012/2011
Segment revenues	$2,583	$2,456	$2,350	5%	5%
Segment results	$479	$472	$382	1%	24%
2013 Compared to 2012
In 2013, across our North American Limited-Service segment we added 108 properties (12,927 rooms) and 22 properties (2,427 rooms) left the system. The majority of the properties that left the system were Courtyard and Fairfield Inn & Suites properties. In the 2012 second quarter, we completed the sale of our ExecuStay corporate housing business. The revenues, results of operations, assets, and liabilities of our ExecuStay business were not material to the Company's financial position, results of operations or cash flows for any of the periods presented.
For the twelve months ended December 31, 2013, compared to the twelve months ended December 31, 2012, RevPAR for comparable systemwide North American Limited-Service properties increased by 4.4 percent to $82.52, occupancy for these properties increased by 0.7 percentage points to 71.8 percent, and average daily rates increased by 3.4 percent to $115.00.
The $7 million increase in segment results, compared to 2012, primarily reflected $45 million of higher base management and franchise fees and $4 million of higher incentive management fees, partially offset by $43 million of lower gains and other income.
Higher base management and franchise fees were primarily driven by higher RevPAR due to increased demand, some of which was attributable to the favorable effect of property renovations, and higher relicensing fees, as well as the additional four days of activity, partially offset by an unfavorable variance from the 2012 recognition of $7 million of deferred base management fees in conjunction with the sale of our equity interest in a joint venture. The increase in incentive management fees primarily reflected higher property-level revenue which resulted in higher property-level income and margins. Lower gains and other income primarily reflected an unfavorable variance from a $41 million gain on the sale of our equity interest in a joint venture in 2012. See the "Gains (Losses) and Other Income" caption earlier in this report for more information on the sale of this equity interest.
Cost reimbursements revenue and expenses for our North American Limited-Service segment properties totaled $1,939 million in 2013, compared to $1,832 million in 2012.

2012 Compared to 2011

In 2012, across our North American Limited-Service segment we added 70 properties (8,470 rooms) and 16 properties (2,033 rooms) left the system. The majority of the properties that left the system were older Fairfield Inn properties. In the 2012 second quarter, we completed the sale of our ExecuStay corporate housing business, as discussed in the preceding "2013 Compared to 2012" caption. In 2012, we also completed the sale of an equity interest in a North American Limited-Service segment joint venture (formerly two joint ventures which were merged before the sale), which did not result in any rooms leaving the system.
In 2012, RevPAR for comparable systemwide North American Limited-Service properties increased by 6.3 percent to $79.07, occupancy for these properties increased by 1.3 percentage points to 71.2 percent, and average daily rates increased by 4.4 percent to $111.12.
The $90 million increase in segment results, compared to 2011, primarily reflected $43 million of higher base management and franchise fees, $41 million of higher gains and other income, $4 million of decreased joint venture equity losses, and $2 million of higher incentive management fees.
Higher gains and other income reflected a $41 million gain on the sale of our equity interest in a joint venture.
Higher base management and franchise fees primarily reflected higher RevPAR due to increased demand, some of which is attributable to the favorable effect of property renovations, and, to a lesser extent, new unit growth and our recognition of $7 million of deferred base management fees in 2012 in conjunction with the sale of our equity interest in the joint venture.
The $4 million decrease in joint venture equity losses primarily reflected a favorable variance from the sale of our equity interest in a joint venture which had losses in the prior year.
Cost reimbursements revenue and expenses for our North American Limited-Service segment properties totaled $1,832 million in 2012, compared to $1,679 million in 2011.
International includes properties, regardless of brand, that are located outside the United States and Canada.

($ in millions)				Annual Change
	2013	2012	2011	Change 2013/2012	Change 2012/2011
Segment revenues	$1,957	$1,794	$1,636	9%	10%
Segment results	$228	$251	$215	(9)%	17%
2013 Compared to 2012
In 2013, across our International segment we added 45 properties (9,817 rooms) and 11 properties (2,199 rooms) left the system.
For the twelve months ended December 31, 2013, compared to the twelve months ended December 31, 2012, RevPAR for comparable systemwide international properties increased by 3.4 percent to $126.72, occupancy for these properties increased by 1.3 percentage points to 70.7 percent, and average daily rates increased by 1.4 percent to $179.28. See "Business and Overview" for a discussion of results in the various International segment regions.
The $23 million decrease in segment results in 2013, compared to 2012, predominantly reflected $19 million of higher general, administrative, and other expenses, $12 million of lower owned, leased, and other revenue net of direct expenses, $3 million of lower incentive management fees, and $3 million of increased joint venture equity losses, partially offset by $15 million of higher base management and franchise fees.
The increase in general, administrative, and other expenses primarily reflected $14 million of increased expenses for initiatives to enhance and grow our brands globally, $7 million of higher accounts receivable reserves primarily related to two properties, a $5 million performance cure payment for one property, and a $2 million impairment of deferred contract acquisition costs for a property with cash flow shortfalls, partially offset by a favorable variance from a $5 million guarantee accrual for one property in 2012.
The decrease in owned, leased, and other revenue net of direct expenses largely reflected $7 million in costs related to three International segment leases we terminated, $5 million in weaker results at one leased property in London, $5 million of pre-opening expenses for the London EDITION, and $5 million in weaker results at a leased property due to an asset write-off and the impact of renovations, partially offset by $12 million of higher termination fees principally associated with three properties.
Higher joint venture equity losses were primarily driven by a renovation at a hotel in one joint venture and lower earnings at two other joint ventures.
The increase in base management and franchise fees largely reflected new unit growth and higher RevPAR due to increased demand. The decrease in incentive management fees was primarily driven by a $3 million unfavorable impact from a contract revision for a property, a $2 million unfavorable variance from the 2012 recognition of previously deferred fees in conjunction with a property's change in ownership, and a $3 million unfavorable foreign exchange rate impact. These were partially offset by higher property-level revenue which resulted in higher property-level income and margins and net new unit growth.
Cost reimbursements revenue and expenses for our International segment properties totaled $1,071 million in 2013, compared to $882 million in 2012.
2012 Compared to 2011

In 2012, across our International segment we added 35 properties (6,917 rooms) and 18 properties (3,281 rooms) left the system, largely due to quality issues.
In 2012, RevPAR for comparable systemwide international properties increased by 5.1 percent to $120.85, occupancy for these properties increased by 1.8 percentage points to 70.5 percent, and average daily rates increased by 2.4 percent to $171.36.
The $36 million increase in segment results in 2012, compared to 2011, primarily reflected a $19 million increase in incentive management fees and a $16 million increase in owned, leased, and other revenue net of direct expenses. Aggregate base management and franchise fees as well as general, administrative, and other expenses remained unchanged compared to 2011.
The $19 million increase in incentive management fees primarily reflected higher property-level income associated with better RevPAR and margins ($12 million), new unit growth net of terminations ($6 million), recognition of incentive management fees due to contract revisions for certain properties ($3 million), and recognition of previously deferred fees ($1 million), partially offset by unfavorable foreign exchange rates ($4 million).
The $16 million increase in owned, leased, and other revenue net of direct expenses primarily reflected a $9 million increase associated with our leased property in Japan (which experienced very low demand in 2011 as a result of the earthquake and tsunami and received a $2 million business interruption payment in 2012 from a utility company), $8 million of branding fees from one property, and net stronger results of $8 at a leased property in London in 2012 which had increased demand, partially offset by $8 million of lower termination fees.
Aggregate base management and franchise fees were unchanged and reflected $5 million of lower base management fees due to the spin-off, offset by $5 million of higher base management and franchise fees across our lodging business. The decrease in base management fees due to the spin-off reflected fees that the International segment no longer receives from the timeshare business following the spin-off. The $5 million increase in base management and franchise fees across our lodging business primarily reflected stronger RevPAR ($8 million), new unit growth net of terminations ($5 million), partially offset by unfavorable foreign exchange rates ($5 million) and contract revisions for certain properties ($3 million).
General, administrative, and other expenses remained unchanged and primarily reflected $6 million of increased expenses for initiatives to enhance and grow our brands globally, almost entirely offset by $3 million of lower accounts receivable reserves, and a $2 million guarantee accrual reversal in 2012 for one property where we were released of the guarantee.
Cost reimbursements revenue and expenses for our International segment properties totaled $882 million in 2012, compared to $737 million in 2011.
SHARE-BASED COMPENSATION
Under our Stock and Cash Incentive Plan, we award: (1) stock options to purchase our common stock (“Stock Option Program”); (2) stock appreciation rights (“SARs”) for our common stock (“Stock Appreciation Right Program”); (3) restricted stock units (“RSUs”) of our common stock; and (4) deferred stock units. We grant awards at exercise prices or strike prices that equal the market price of our common stock on the date of grant.

During 2013, we granted 2.5 million RSUs, 0.2 million service and performance RSUs, 0.7 million Employee SARs, and 0.1 million stock options. See Footnote No. 3, “Share-Based Compensation,” for more information.
NEW ACCOUNTING STANDARDS
We do not expect that accounting standard updates issued to date and that are effective after December 31, 2013, will have a material effect on our Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES
Cash Requirements and Our Credit Facilities
On July 18, 2013, we amended and restated our multicurrency revolving credit agreement (the "Credit Facility") to extend the facility's expiration to July 18, 2018 and increase the facility size to $2,000 million of aggregate effective borrowings. The material terms of the amended and restated Credit Facility are otherwise unchanged. The facility supports general corporate needs, including working capital, capital expenditures, and letters of credit. The availability of the Credit Facility also supports our commercial paper program. Borrowings under the Credit Facility bear interest at LIBOR (the London Interbank Offered Rate) plus a spread, based on our public debt rating. We also pay quarterly fees on the Credit Facility at a rate based on our public debt rating. For more information on our Credit Facility, see Exhibit 10, “Third Amended and Restated Credit Agreement,” to our Current Report on Form 8-K that we filed with the SEC on July 19, 2013.
The Credit Facility contains certain covenants, including a single financial covenant that limits our maximum leverage (consisting of the ratio of Adjusted Total Debt to Consolidated EBITDA, each as defined in the Credit Facility) to not more than 4 to 1. Our outstanding public debt does not contain a corresponding financial covenant or a requirement that we maintain certain financial ratios. We currently satisfy the covenants in our Credit Facility and public debt instruments, including the leverage covenant under the Credit Facility, and do not expect the covenants to restrict our ability to meet our anticipated borrowing and guarantee levels or increase those levels should we decide to do so in the future.
We believe the Credit Facility and our access to capital markets, together with cash we expect to generate from operations, remain adequate to meet our short-term and long-term liquidity requirements, finance our long-term growth plans, meet debt service, and fulfill other cash requirements.
We issue commercial paper in the United States. We do not have purchase commitments from buyers for our commercial paper; therefore, our ability to issue commercial paper is subject to market demand. We classify any outstanding commercial paper and Credit Facility borrowings as long-term debt based on our ability and intent to refinance them on a long-term basis. We reserve unused capacity under our Credit Facility to repay outstanding commercial paper borrowings in the event that the commercial paper market is not available to us for any reason when outstanding borrowings mature. We do not expect fluctuations in the demand for commercial paper to affect our liquidity, given our borrowing capacity under the Credit Facility.
At year-end 2013, our available borrowing capacity amounted to $1,291 million and reflected borrowing capacity of $1,165 million under our Credit Facility and our cash balance of $126 million. We calculated that borrowing capacity by taking $2,000 million of effective aggregate bank commitments under our Credit Facility and subtracting $834 million of outstanding commercial paper and $1 million of outstanding letters of credit under our Credit Facility.
We monitor the status of the capital markets and regularly evaluate the effect that changes in capital market conditions may have on our ability to execute our announced growth plans. We expect to continue meeting part of our financing and liquidity needs primarily through commercial paper borrowings, issuances of Senior Notes, and access to long-term committed credit facilities. If conditions in the lodging industry deteriorate, or if disruptions in the capital markets take place as they did in the immediate aftermath of both the 2008 worldwide financial crisis and the events of September 11, 2001, we may be unable to place some or all of our commercial paper on a temporary or extended basis and may have to rely more on borrowings under the Credit Facility, which we believe will be adequate to fund our liquidity needs, including repayment of debt obligations, but which may or may not carry a higher cost than commercial paper. Since we continue to have ample flexibility under the Credit Facility’s covenants, we expect that undrawn bank commitments under the Credit Facility will remain available to us even if business conditions were to deteriorate markedly.
Cash from Operations
Cash from operations, depreciation expense, and amortization expense for the last three fiscal years are as follows:

($ in millions)	2013	2012	2011
Cash from operations	$1,140	$989	$1,089
Depreciation expense	59	48	87
Amortization expense	68	54	57

Our ratio of current assets to current liabilities was 0.7 to 1.0 at year-end 2013 and 0.5 to 1.0 at year-end 2012. We minimize working capital through cash management, strict credit-granting policies, and aggressive collection efforts. We also have significant borrowing capacity under our Credit Facility should we need additional working capital.

Our ratios of earnings to fixed charges for the last five fiscal years, the calculations of which are detailed in Exhibit 12 to this 2013 Annual Report on Form 10-K, are as follows:

Fiscal Years
2013	2012	2011	2010	2009
5.1x	4.6x	2.3x	2.9x	*

*	In 2009, earnings were inadequate to cover fixed charges by approximately $364 million.
Timeshare Cash Flows
While our former Timeshare segment historically generated positive operating cash flow, year-to-year cash flow varied based on the timing of both cash outlays for the acquisition and development of new resorts and cash received from purchaser financing. We included timeshare reportable sales we financed in cash from operations when we collected cash payments. We show the 2011 net operating activity from our former Timeshare segment before the spin-off (which did not include income from our former Timeshare segment) in the following table. New Timeshare segment mortgages totaled $214 million in 2011 and collections totaled $273 million in 2011 (which included collections on securitized notes of $187 million).

($ in millions)	2011
Timeshare segment development less than cost of sales	$97
Timeshare segment collections (net of new mortgages)	59
Financially reportable sales less than closed sales	3
Other cash inflows	12
Net cash inflows from former Timeshare segment activity	$171

As noted in Footnote No. 2, “Income Taxes,” all tax matters that could affect the Company's cash tax benefits related to the 2011 spin-off of our timeshare operations and timeshare development business were resolved in the 2013 first quarter, and we expect that the spin-off will result in our realization through 2015 of approximately $480 million of cash tax benefits, relating to the value of the timeshare business. We realized $363 million of cash tax benefits through 2013, of which $135 million of those benefits were realized in 2013. We expect to realize approximately $52 million in 2014. For more information on the spin-off, see Footnote No. 15, "Spin-off."

Investing Activities Cash Flows
Capital Expenditures and Other Investments. We made capital expenditures of $404 million in 2013, $437 million in 2012, and $183 million in 2011. These included expenditures related to the development and construction of new hotels and acquisitions of hotel properties, as well as improvements to existing properties, and systems initiatives. Capital expenditures in 2013 decreased by $33 million compared to 2012, primarily due to the 2012 acquisition of land and a building we plan to develop into a hotel in our North American Full-Service segment, partially offset by the 2013 acquisition of a managed property in our North American Full-Service segment. Contract acquisition costs in 2013 decreased by $192 million compared to 2012, primarily due to the $192 million acquisition of the Gaylord hotel management company in 2012. Separately, we classified the $18 million acquisition of the Gaylord brand name in 2012 as "Other investing activities."
Capital expenditures in 2012 increased by $254 million compared to 2011, primarily due to the acquisition of land and a building, renovations of buildings associated with developing three EDITION hotels, and the acquisition of land for an EDITION hotel. Contract acquisitions costs in 2012 increased by $179 million compared to 2011, primarily due to the $192 million acquisition of the Gaylord hotel management company. See Footnote No. 7, "Acquisitions and Dispositions," for more information on these acquisitions. We expect 2014 investment spending will total approximately $800 million to $1 billion, including approximately $150 million for maintenance capital spending and approximately $186 million for Protea. Investment spending also includes other capital expenditures (including property acquisitions), loan advances, contract acquisition costs, and equity and other investments.

Over time, we have sold lodging properties, both completed and under development, subject to long-term management agreements. The ability of third-party purchasers to raise the debt and equity capital necessary to acquire such properties depends in part on the perceived risks inherent in the lodging industry and other constraints inherent in the capital markets as a whole. We monitor the status of the capital markets and regularly evaluate the potential impact of changes in capital market conditions on our business operations. We expect to continue making selective and opportunistic investments to add units to our lodging business, which may include loans and noncontrolling equity investments.

Fluctuations in the values of hotel real estate generally have little impact on our overall business results because: (1) we own less than one percent of hotels that we operate or franchise; (2) management and franchise fees are generally based upon hotel revenues and profits rather than current hotel property values; and (3) our management agreements generally do not terminate upon hotel sale or foreclosure.

Dispositions. Property and asset sales generated no cash proceeds in 2013, $65 million in 2012, and $20 million in 2011. See Footnote No. 7, "Acquisitions and Dispositions," for more information on completed dispositions and planned dispositions.

Loan Activity. From time to time we make loans to owners of hotels that we operate or franchise. Loan collections, net of loan advances, amounted to $70 million in 2013 and $138 million in 2012. At year-end 2013, we had a $3 million long-term senior loan and $175 million of mezzanine and other loans ($142 million long-term and $36 million short-term) outstanding, compared with a $15 million long-term senior loan and $227 million of mezzanine and other loans ($165 million long-term and $62 million short-term) outstanding at year-end 2012. In 2013, our notes receivable balance for senior, mezzanine, and other loans decreased by $64 million, primarily reflecting collections on two MVW notes receivable issued to us in 2011 in conjunction with the Timeshare spin-off. See the “Senior, Mezzanine, and Other Loans” caption in Footnote No. 1, "Summary of Significant Accounting Policies."

Equity and Cost Method Investments. Cash outflows of $16 million in 2013, $15 million in 2012, and $83 million in 2011 for equity and cost method investments primarily reflects our investments in a number of joint ventures.

Cash from Financing Activities

Debt. Debt increased by $264 million in 2013, to $3,199 million at year-end 2013 from $2,935 million at year-end 2012, and reflected our 2013 third quarter issuance of $348 million (book value) of Series M Senior Notes and a $333 million increase in commercial paper borrowings, partially offset by the $400 million (book value) retirement, at maturity, of our Series J Senior Notes, $15 million in decreased borrowings under our Credit Facility, and decreases of $2 million in other debt (which includes capital leases). Debt increased by $764 million in 2012, to $2,935 million at year-end 2012 from $2,171 million at year-end 2011, and reflected our 2012 issuance of $594 million (book value) of Series K Senior Notes, our 2012 issuance of $349 million (book value) of Series L Senior Notes, a $170 million increase in commercial paper, and $15 million of borrowings under our Credit Facility, partially offset by the $348 million (book value) retirement, at maturity, of our Series F Senior Notes and decreases of $16 million in other debt (which includes capital leases). See Footnote No. 10, "Long-Term Debt" for additional information on the debt issuances.

Our financial objectives include diversifying our financing sources, optimizing the mix and maturity of our long-term debt, and reducing our working capital. At year-end 2013, our long-term debt had an average interest rate of 3.5 percent and an average maturity of approximately 5.1 years. The ratio of our fixed-rate long-term debt to our total long-term debt was 0.7 to 1.0 at year-end 2013.
See the “Cash Requirements and Our Credit Facilities,” caption within this “Liquidity and Capital Resources” section for more information on our Credit Facility.

Share Repurchases. We purchased 20.0 million shares of our common stock in 2013 at an average price of $41.46 per share, purchased 31.2 million shares in 2012 at an average price of $37.15 per share, and purchased 43.4 million shares in 2011 at an average price of $32.79 per share. As of year-end 2013, 14.3 million shares remained available for repurchase under authorizations from our Board of Directors. On February 14, 2014, we announced that our Board of Directors increased, by 25 million shares, the authorization to repurchase our common stock. We purchase shares in the open market and in privately negotiated transactions.

Dividends. Our Board of Directors declared a cash dividend of $0.13 per share on February 15, 2013 and a cash dividend of $0.17 per share on each of May 10, August 8, and November 7, 2013, and February 14, 2014.

Contractual Obligations and Off Balance Sheet Arrangements
The following table summarizes our contractual obligations as of year-end 2013:
Contractual Obligations

		Payments Due by Period
($ in millions)	Total	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years
Debt (1)	$3,638	$112	$796	$1,247	$1,483
Capital lease obligations (1)	53	47	2	2	2
Operating leases where we are the primary obligor:
Recourse	890	120	218	162	390
Nonrecourse	264	14	30	27	193
Operating leases where we are secondarily liable	4	4	—	—	—
Purchase obligations	152	107	45	—	—
Other long-term liabilities	48	—	4	4	40
Total contractual obligations	$5,049	$404	$1,095	$1,442	$2,108

(1)	Includes principal as well as interest payments.

The preceding table does not reflect unrecognized tax benefits as of year-end 2013 of $34 million. Please see Footnote No. 2, “Income Taxes” for additional information.

In addition to the purchase obligations noted in the preceding table, in the normal course of the hotel management business, we enter into purchase commitments to manage the daily operating needs of hotels that we manage for owners. Since we are reimbursed from the cash flows of the hotels, these obligations have minimal impact on our net income and cash flow.

The following table summarizes our guarantee commitments as of year-end 2013:

		Amount of Guarantee Commitments Expiration by Period
($ in millions)	Total Amounts Committed	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years
Total guarantees where we are the primary obligor	$199	$37	$28	$47	$87
Total guarantees where we are secondarily liable	166	36	60	42	28
Total guarantee commitments	$365	$73	$88	$89	$115

In conjunction with financing obtained for specific projects or properties owned by joint ventures in which we are a party, we may provide industry standard indemnifications to the lender for loss, liability or damage occurring as a result of our actions or the actions of the other joint venture owner.

We also had the following investment commitments outstanding at year-end 2013:

Investment Commitments

		Amount of Investment Commitments Expected Funding by Period
($ in millions)	Total Amounts Committed	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years
Total investment commitments	$52	$29	$23	$—	$—

For further information on our investment commitments, including the nature of the commitments and their expirations, see the “Commitments and Letters of Credit” caption within Footnote No. 13, “Contingencies.”

At year-end 2013, we also had $80 million of letters of credit outstanding ($79 million outside the Credit Facility and $1 million under our Credit Facility), the majority of which were for our self-insurance programs. Surety bonds issued as of year-end 2013 totaled $122 million, the majority of which federal, state, and local governments requested in connection with our self-insurance programs.
RELATED PARTY TRANSACTIONS
Equity Method Investments
We have equity method investments in entities that own properties for which we provide management and/or franchise services and receive fees. We also have equity method investments in entities that provide management and/or franchise services to hotels and receive fees. In addition, in some cases we provide loans, preferred equity, or guarantees to these entities. Our ownership interests in these equity method investments generally vary from 10 to 49 percent. Undistributed earnings attributable to our equity method investments represented approximately $2 million of our consolidated retained earnings at year-end 2013. For other information on these equity method investments, including the impact to our financial statements of transactions with these related parties, see Footnote No. 18, “Related Party Transactions.”
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Our preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. Management considers an accounting estimate to be critical if: (1) we must make assumptions that were uncertain at the time the estimate was made; and (2) changes in the estimate, or selection of a different estimate methodology could have a material effect on our consolidated results of operations or financial condition.

While we believe that our estimates, assumptions, and judgments are reasonable, they are based on information presently available. Actual results may differ significantly. Additionally, changes in our assumptions, estimates or assessments as a result of unforeseen events or otherwise could have a material impact on our financial position or results of operations.

Management has discussed the development and selection of its critical accounting policies with the Audit Committee of the Board of Directors, and the Audit Committee has reviewed the disclosure presented below relating to them.

See Footnote No. 1, “Summary of Significant Accounting Policies,” for further information on our critical accounting policies, including our policies on:

Marriott Rewards and The Ritz-Carlton Rewards, our frequent guest rewards programs, including how members earn points, how we estimate the value of our redemption obligation, and how we recognize revenue for these programs;

Goodwill, including how we evaluate the fair value of reporting units and when we record an impairment loss on goodwill;

Valuation of Intangibles and Long-Lived Assets, including how we evaluate the fair value of intangibles and long-lived assets and when we record impairment losses on intangibles and long-lived assets;

Valuation of Investments in Ventures, including information on how we evaluate the fair value of investments in ventures and when we record impairment losses on investments in ventures;

Legal Contingencies, including information on how we account for legal contingencies;

Income Taxes, including information on how we determine our current year amounts payable or refundable, as well as our estimate of deferred tax assets and liabilities; and

Loan Loss Reserves for Senior, Mezzanine, and Other Loans, including information on how we measure impairment on these types of loans.
OTHER MATTERS
Inflation
Inflation has been moderate in recent years and has not had a significant impact on our businesses.

Item 8.	Financial Statements and Supplementary Data.
The following financial information is included on the pages indicated:

MANAGEMENT’S REPORT ON
INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Marriott International, Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The Company has designed its internal control over financial reporting to provide reasonable assurance on the reliability of financial reporting and the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles.

The Company’s internal control over financial reporting includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the Company’s transactions and dispositions of the Company’s assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of the Company’s management and directors; and (3) provide reasonable assurance on prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.

Because of inherent limitations in internal control over financial reporting, such controls may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness of internal controls to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In connection with the preparation of the Company’s annual consolidated financial statements, management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework) (the “COSO criteria”).

Based on this assessment, management has concluded that, applying the COSO criteria, as of December 31, 2013, the Company’s internal control over financial reporting was effective to provide reasonable assurance of the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Ernst & Young LLP, the independent registered public accounting firm that audited the Company’s consolidated financial statements included in this report, has issued an attestation report on the effectiveness of the Company’s internal control over financial reporting, a copy of which appears on the following page.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Marriott International, Inc.
We have audited Marriott International, Inc.’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework) (the COSO criteria). Marriott International, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Marriott International, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Marriott International, Inc. as of December 31, 2013 and December 28, 2012, and the related consolidated statements of income, comprehensive income, shareholders’ (deficit) equity, and cash flows for each of the three fiscal years in the period ended December 31, 2013 of Marriott International, Inc. and our report dated February 20, 2014, except for Note 14, as to which the date is July 3, 2014, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
McLean, Virginia
February 20, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Marriott International, Inc.
We have audited the accompanying consolidated balance sheets of Marriott International, Inc. as of December 31, 2013 and December 28, 2012, and the related consolidated statements of income, comprehensive income, shareholders’ (deficit) equity and cash flows for each of the three fiscal years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Marriott International, Inc. at December 31, 2013 and December 28, 2012, and the consolidated results of its operations and its cash flows for each of the three fiscal years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Marriott International, Inc.’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework) and our report dated February 20, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
McLean, Virginia
February 20, 2014
Except for Note 14, as to which the date is
July 3, 2014

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
Fiscal Years 2013, 2012, and 2011
($ in millions, except per share amounts)

	368 Days Ended December 31, 2013	364 Days Ended December 28, 2012	364 Days Ended December 30, 2011
REVENUES
Base management fees (1)	$621	$581	$602
Franchise fees (1)	666	607	506
Incentive management fees (1)	256	232	195
Owned, leased, corporate housing, and other revenue (1)	950	989	1,083
Timeshare sales and services	—	—	1,088
Cost reimbursements (1)	10,291	9,405	8,843
	12,784	11,814	12,317
OPERATING COSTS AND EXPENSES
Owned, leased, and corporate housing-direct	779	824	943
Timeshare-direct	—	—	929
Timeshare strategy-impairment charges	—	—	324
Reimbursed costs (1)	10,291	9,405	8,843
General, administrative, and other (1)	726	645	752
	11,796	10,874	11,791
OPERATING INCOME	988	940	526
Gains (losses) and other income (1)	11	42	(7)
Interest expense (1)	(120)	(137)	(164)
Interest income (1)	23	17	14
Equity in losses (1)	(5)	(13)	(13)
INCOME BEFORE INCOME TAXES	897	849	356
Provision for income taxes	(271)	(278)	(158)
NET INCOME	$626	$571	$198
EARNINGS PER SHARE-Basic
Earnings per share	$2.05	$1.77	$0.56
EARNINGS PER SHARE-Diluted
Earnings per share	$2.00	$1.72	$0.55

(1)	See Footnote No. 18, "Related Party Transactions," to our Consolidated Financial Statements for disclosure of related party amounts.
See Notes to Consolidated Financial Statements

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Fiscal Years 2013, 2012, and 2011
($ in millions)

	368 Days Ended December 31, 2013	364 Days Ended December 28, 2012	364 Days Ended December 30, 2011
Net income	$626	$571	$198
Other comprehensive income (loss):
Foreign currency translation adjustments	1	4	(31)
Other derivative instrument adjustments, net of tax	—	(2)	(20)
Unrealized gains (losses) on available-for-sale securities, net of tax	5	—	(3)
Reclassification of (gains) losses, net of tax	(6)	2	8
Total other comprehensive income (loss), net of tax	—	4	(46)
Comprehensive income	$626	$575	$152
See Notes to Consolidated Financial Statements

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
Fiscal Year-End 2013 and 2012
($ in millions)

	December 31, 2013	December 28, 2012
ASSETS
Current assets
Cash and equivalents	$126	$88
Accounts and notes receivable, net (1)	1,081	1,028
Current deferred taxes, net	252	280
Prepaid expenses	67	57
Other	27	22
Assets held for sale	350	—
	1,903	1,475
Property and equipment	1,543	1,539
Intangible assets
Goodwill	874	874
Contract acquisition costs and other (1)	1,131	1,115
	2,005	1,989
Equity and cost method investments (1)	222	216
Notes receivable, net (1)	142	180
Deferred taxes, net (1)	647	676
Other (1)	332	267
	$6,794	$6,342
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Current portion of long-term debt	$6	$407
Accounts payable (1)	557	569
Accrued payroll and benefits	817	745
Liability for guest loyalty programs	666	593
Other (1)	629	459
	2,675	2,773
Long-term debt	3,147	2,528
Liability for guest loyalty programs	1,475	1,428
Other long-term liabilities (1)	912	898
Shareholders’ deficit
Class A Common Stock	5	5
Additional paid-in-capital	2,716	2,585
Retained earnings	3,837	3,509
Treasury stock, at cost	(7,929)	(7,340)
Accumulated other comprehensive loss	(44)	(44)
	(1,415)	(1,285)
	$6,794	$6,342

(1)	See Footnote No. 18, "Related Party Transactions," to our Consolidated Financial Statements for disclosure of related party amounts.
See Notes to Consolidated Financial Statements

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Fiscal Years 2013, 2012, and 2011
($ in millions)

	368 Days Ended December 31, 2013	364 Days Ended December 28, 2012	364 Days Ended December 30, 2011
OPERATING ACTIVITIES
Net income	$626	$571	$198
Adjustments to reconcile to cash provided by operating activities:
Depreciation and amortization	127	102	144
Income taxes	73	224	113
Timeshare activity, net	—	—	175
Timeshare strategy-impairment charges	—	—	324
Liability for guest loyalty program	99	60	78
Restructuring costs, net	—	—	(5)
Working capital changes and other	215	32	62
Net cash provided by operating activities	1,140	989	1,089
INVESTING ACTIVITIES
Capital expenditures	(404)	(437)	(183)
Dispositions	—	65	20
Loan advances	(7)	(17)	(26)
Loan collections	77	155	110
Equity and cost method investments	(16)	(15)	(83)
Contract acquisition costs	(61)	(253)	(74)
Investment in debt security	(65)	—	—
Other	(43)	(83)	(11)
Net cash used in investing activities	(519)	(585)	(247)
FINANCING ACTIVITIES
Commercial paper/Credit Facility, net	311	184	325
Issuance of long-term debt	345	936	118
Repayment of long-term debt	(407)	(370)	(264)
Issuance of Class A Common Stock	199	179	124
Dividends paid	(196)	(191)	(134)
Purchase of treasury stock	(834)	(1,145)	(1,425)
Other	(1)	(11)	11
Net cash used in financing activities	(583)	(418)	(1,245)
INCREASE (DECREASE) IN CASH AND EQUIVALENTS	38	(14)	(403)
CASH AND EQUIVALENTS, beginning of period	88	102	505
CASH AND EQUIVALENTS, end of period	$126	$88	$102
See Notes to Consolidated Financial Statements

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) EQUITY
Fiscal Years 2013, 2012, and 2011
(in millions)

Common Shares Outstanding		Total	Class A Common Stock	Additional Paid-in- Capital	Retained Earnings	Treasury Stock, at Cost	Accumulated Other Comprehensive Income (Loss)
366.9	Balance at December 31, 2010	$1,585	$5	$3,644	$3,286	$(5,348)	$(2)
—	Net income	198	—	—	198	—	—
—	Other comprehensive loss	(24)	—	—	—	—	(24)
—	Dividends	(135)	—	—	(135)	—	—
9.5	Employee stock plan issuance	182	—	9	(137)	310	—
(43.4)	Purchase of treasury stock	(1,425)	—	—	—	(1,425)	—
—	Spin-off of MVW (1)	(1,162)	—	(1,140)	—	—	(22)
333.0	Balance at December 30, 2011	(781)	5	2,513	3,212	(6,463)	(48)
—	Net income	571	—	—	571	—	—
—	Other comprehensive income	4	—	—	—	—	4
—	Dividends	(158)	—	—	(158)	—	—
9.1	Employee stock plan issuance	236	—	69	(116)	283	—
(31.2)	Purchase of treasury stock	(1,160)	—	—	—	(1,160)	—
—	Spin-off of MVW adjustment (1)	3	—	3	—	—	—
310.9	Balance at December 28, 2012	(1,285)	5	2,585	3,509	(7,340)	(44)
—	Net income	626	—	—	626	—	—
—	Other comprehensive loss	—	—	—	—	—	—
—	Dividends	(195)	—	—	(195)	—	—
7.1	Employee stock plan issuance	269	—	131	(103)	241	—
(20.0)	Purchase of treasury stock	(830)	—	—	—	(830)	—
298.0	Balance at December 31, 2013	$(1,415)	$5	$2,716	$3,837	$(7,929)	$(44)

(1)    The abbreviation MVW means Marriott Vacations Worldwide Corporation.

See Notes to Consolidated Financial Statements

MARRIOTT INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The consolidated financial statements present the results of operations, financial position, and cash flows of Marriott International, Inc. (“Marriott,” and together with its subsidiaries “we,” “us,” or the “Company”). In order to make this report easier to read, we refer throughout to (i) our Consolidated Financial Statements as our “Financial Statements,” (ii) our Consolidated Statements of Income as our “Income Statements,” (iii) our Consolidated Balance Sheets as our “Balance Sheets,” (iv) our properties, brands, or markets in the United States and Canada as “North America” or “North American,” and (v) our properties, brands, or markets outside of the United States and Canada as “international.” In addition, references throughout to numbered "Footnotes" refer to the numbered Notes in these Notes to Consolidated Financial Statements, unless otherwise noted.
During the 2014 first quarter, we modified the information that our President and Chief Executive Officer, who is our "chief operating decision maker" ("CODM"), reviews to be consistent with our continent structure. This structure aligns our business around geographic regions and is designed to enable us to operate more efficiently and to accelerate worldwide growth. We changed our operating segments to reflect this continent structure and have recast the business segment information originally included in our 2013 Form 10-K filed on February 20, 2014 to be consistent with the presentation of reportable segments in our Quarterly Report on Form 10-Q for the period ended March 31, 2014. See Footnote No. 14, "Business Segments."

On November 21, 2011 ("the spin-off date"), we completed a spin-off of our timeshare operations and timeshare development business through a special tax-free dividend to our shareholders of all of the issued and outstanding common stock (the "spin-off") of our wholly owned subsidiary Marriott Vacations Worldwide Corporation ("MVW"). Because of our significant continuing involvement in MVW operations after the spin-off (by virtue of license and other agreements between us and MVW), we continue to include the historical financial results before the spin-off date of our former Timeshare segment in our historical financial results as a component of continuing operations. See Footnote No. 15, "Spin-off," for more information on the spin-off.

Preparation of financial statements that conform with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods, and the disclosures of contingent liabilities. Accordingly, ultimate results could differ from those estimates.
The accompanying Financial Statements reflect all normal and recurring adjustments necessary to present fairly our financial position at fiscal year-end 2013 and fiscal year-end 2012 and the results of our operations and cash flows for fiscal years 2013, 2012, and 2011. We have eliminated all material intercompany transactions and balances between entities consolidated in these Financial Statements. We also reclassified depreciation that third party owners reimburse to us which is included in the "Reimbursed costs" caption of our Income Statements, from the "Depreciation and amortization" caption to the "Working capital changes and other" caption of the Cash Flow Statement for all prior years presented to conform to our 2013 presentation.

Fiscal Year
Beginning with our 2013 fiscal year, we changed our financial reporting cycle to a calendar year-end reporting cycle and an end-of-month quarterly reporting cycle. Accordingly, our 2013 fiscal year began on December 29, 2012 (the day after the end of the 2012 fiscal year) and ended on December 31, 2013. Historically, our fiscal year was a 52-53 week fiscal year that ended on the Friday nearest to December 31. As a result, our 2013 fiscal year had 4 more days than the 2012 and 2011 fiscal years. We have not restated and do not plan to restate historical results.
The table below shows each completed fiscal year we refer to in this report, the date the fiscal year ended, and the number of days in that fiscal year:

Fiscal Year	Fiscal Year-End Date	Number of Days	Fiscal Year	Fiscal Year-End Date	Number of Days
2013	December 31, 2013	368	2008	January 2, 2009	371
2012	December 28, 2012	364	2007	December 28, 2007	364
2011	December 30, 2011	364	2006	December 29, 2006	364
2010	December 31, 2010	364	2005	December 30, 2005	364
2009	January 1, 2010	364	2004	December 31, 2004	364

Beginning in 2014, our fiscal years will be the same as the corresponding calendar year (each beginning on January 1 and ending on December 31, and containing 365 or 366 days).

Revenue Recognition
Our revenues include: (1) base management and incentive management fees; (2) franchise fees (including licensing fees from MVW after the spin-off of $61 million for 2013, $61 million for 2012 and $4 million for 2011); (3) revenues from lodging properties we own or lease; and (4) cost reimbursements. Management fees are typically composed of a base fee, which is a percentage of the revenues of hotels, and an incentive fee, which is generally based on hotel profitability. Franchise fees are typically composed of initial application fees and continuing royalties generated from our franchise programs, which permit the hotel owners and operators to use certain of our brand names. Cost reimbursements include direct and indirect costs that are reimbursed to us by properties that we manage, franchise, or license.

Base Management and Incentive Management Fees: We recognize base management fees as revenue when we earn them under the contracts. In interim periods and at year-end, we recognize incentive management fees that would be due as if the contracts were to terminate at that date, exclusive of any termination fees payable or receivable by us.

Franchise Fee and License Fee Revenue: We recognize franchise fees and license fees as revenue in each accounting period as we earn those fees from the franchisee or licensee under the contracts.

Owned and Leased Units: We recognize room sales and revenues from other guest services for our owned and leased units when rooms are occupied and when we have rendered the services.

Cost Reimbursements: We recognize cost reimbursements from managed, franchised, and licensed properties when we incur the related reimbursable costs. These costs primarily consist of payroll and related expenses at managed properties where we are the employer and also include certain operational and administrative costs as provided for in our contracts with the owners. As these costs have no added markup, the revenue and related expense have no impact on either our operating or net income.

Other Revenue: Includes other third-party licensing fees, branding fees for third-party residential sales and credit card licensing, land rental income, and other revenue.

Timeshare Revenue Recognition Before the 2011 Spin-off: For periods before the spin-off, our revenues also included revenue from our former Timeshare segment including cost reimbursements revenue and timeshare sales and services revenue, the latter of which included the following types of revenue:

Timeshare and Fractional Intervals and Condominiums: Before the spin-off, we recognized sales when: (1) we had received a minimum of 10 percent of the purchase price; (2) the purchaser’s period to cancel for a refund had expired; (3) we deemed the receivables to be collectible; and (4) we had attained certain minimum sales and construction levels. We deferred all revenue using the deposit method for sales that did not meet all four of these criteria. For sales that did not qualify for full revenue recognition as the project had progressed beyond the preliminary stages but had not yet reached completion, we deferred all revenue and profit which we then recognized in earnings using the percentage of completion method.

Timeshare Points-Based Use System Revenue: Before the spin-off, we recognized sales under our points-based use system when the criteria noted in the “Timeshare and Fractional Intervals and Condominiums” caption were met, as we considered these sales to be sales of real estate.

Timeshare Residential (Stand-Alone Structures): Before the spin-off, we recognized sales under the full accrual method of accounting when we received our proceeds and transferred title at settlement.

Timeshare Interest Income: Before the spin-off, we reflected interest income from “Loans to timeshare owners” in our 2011 Income Statement in the "Timeshare sales and services" revenue caption of $143 million, consisting of $116 million from securitized loans and $27 million from non-securitized loans.

Ground Leases
We are the lessee of land under long-term operating leases that include scheduled increases in minimum rents. We recognize these scheduled rent increases on a straight-line basis over the initial lease term.

Real Estate Sales
We reduce gains on sales of real estate by the maximum exposure to loss if we have continuing involvement with the property and do not transfer substantially all of the risks and rewards of ownership. In sales transactions where we retain a management contract, the terms and conditions of the management contract are generally comparable to the terms and conditions of the management contracts obtained directly with third-party owners in competitive bid processes.

Profit Sharing Plan
We contribute to a profit sharing plan for the benefit of employees meeting certain eligibility requirements who elect to participate in the plan. Participating employees specify the percentage of salary deferred. We recognized compensation costs from profit sharing of $75 million in 2013, $69 million in 2012, and $91 million in 2011.

Self-Insurance Programs
We self-insure for certain levels of property, liability, workers’ compensation and employee medical coverage. We accrue estimated costs of these self-insurance programs at the present value of projected settlements for known and incurred but not reported claims. We use a discount rate of 2.0 percent to determine the present value of the projected settlements, which we consider to be reasonable given our history of settled claims, including payment patterns and the fixed nature of the individual settlements.

We are subject to a variety of assessments for our insurance activities, including those by state guaranty funds and workers’ compensation second-injury funds. We record our liabilities for these assessments in our Balance Sheets within the other current liabilities line. These liabilities, which are not discounted, totaled $5 million at year-end 2013 and $5 million at year-end 2012. We expect to pay the $5 million liability for assessments as of year-end 2013 by the end of 2014.

Our Rewards Programs
Marriott Rewards and The Ritz-Carlton Rewards are our frequent guest loyalty programs. Program members earn points based on the money they spend at our lodging operations, purchases of timeshare interval, fractional ownership, and residential products (through MVW for periods after the spin-off date) and, to a lesser degree, through participation in affiliated partners’ programs, such as those offered by car rental, and credit card companies. Members can redeem points, which we track on their behalf, for stays at most of our lodging operations, airline tickets, airline frequent flyer program miles, rental cars, and a variety of other awards. Points cannot be redeemed for cash. We provide Marriott Rewards and The Ritz-Carlton Rewards as marketing programs to participating properties, with the objective of operating the programs on a break-even basis to us. We sell the points for amounts that we expect will, in the aggregate, equal the costs of point redemptions and program operating costs over time.

We estimate the value of the future redemption obligation using statistical formulas that project timing of future point redemption based on historical levels, including an estimate of the “breakage” for points that members will never redeem, and an estimate of the points that members will eventually redeem. These judgment factors determine our rewards programs' required liability for outstanding points. That liability totaled $2,141 million at year-end 2013 and $2,021 million at year-end 2012. A ten percent reduction in the estimate of “breakage” would have increased the estimated year-end 2013 liability by $139 million.

We defer revenue we receive from managed, franchised, and Marriott-owned/leased hotels and program partners. Our management and franchise agreements require that properties reimburse us currently for the costs of operating the rewards programs, including marketing, promotion, communication with, and performing member services for rewards program members. Due to the requirement that properties reimburse us for program operating costs as incurred, we recognize the related cost reimbursements revenues from properties for our rewards programs when we incur and expense such costs. We recognize the component of revenue from program partners that corresponds to program maintenance services over the expected life of the points awarded. When points are redeemed we recognize the amounts we previously deferred as revenue and the corresponding expense relating to the costs of the awards redeemed.

Guarantees
We measure and record our liability for the fair value of a guarantee on a nonrecurring basis, that is when we issue or modify a guarantee, using Level 3 internally developed inputs, as described below in this footnote under the heading "Fair Value Measurements." We generally base our calculation of the estimated fair value of a guarantee on the income approach or the market approach, depending on the type of guarantee. For the income approach, we use internally developed discounted cash flow and Monte Carlo simulation models that include the following assumptions, among others: projections of revenues and expenses and related cash flows based on assumed growth rates and demand trends; historical volatility of projected performance; the guaranteed obligations; and applicable discount rates. We base these assumptions on our historical data and experience, industry projections, micro and macro general economic condition projections, and our expectations. For the market approach, we use internal analyses based primarily on market comparable data and our assumptions about market capitalization rates, credit spreads, growth rates, and inflation.

The offsetting entry for the guarantee liability depends on the circumstances in which the guarantee was issued. Funding under the guarantee reduces the recorded liability. In most cases, when we do not forecast any funding, we amortize the liability into income on a straight-line basis over the remaining term of the guarantee. On a quarterly basis, we evaluate all material estimated liabilities based on the operating results and the terms of the guarantee. If we conclude that it is probable that we will be required to fund a greater amount than previously estimated, we record a loss unless the advance would be recoverable in the form of a loan.

Rebates and Allowances
We participate in various vendor rebate and allowance arrangements as a manager of hotel properties. Three types of programs that are common in the hotel industry are sometimes referred to as “rebates” or “allowances,” including unrestricted rebates, marketing (restricted) rebates, and sponsorships. These arrangements have the primary business purposes of securing favorable pricing for our hotel owners for various products and services and enhancing resources for promotional campaigns that certain vendors co-sponsor. More specifically, unrestricted rebates are funds returned to the buyer, generally based on volumes or quantities of goods purchased. Marketing (restricted) allowances are funds allocated by vendor agreements for certain marketing or other joint promotional initiatives. Sponsorships are funds paid by vendors, generally used by the vendor to gain exposure at meetings and events, which we account for as a reduction of the cost of the event.

We account for rebates and allowances as adjustments of the prices of the vendors’ products and services. We show vendor costs as reimbursed costs and the reimbursement of those costs to us as cost reimbursements revenue; and accordingly we reflect rebates as a reduction of these line items.

Cash and Equivalents
We consider all highly liquid investments with an initial maturity of three months or less at date of purchase to be cash equivalents.

Assets Held for Sale
We consider properties to be assets held for sale when (1) management commits to a plan to sell the property; (2) it is unlikely that the disposal plan will be significantly modified or discontinued; (3) the property is available for immediate sale in its present condition; (4) actions required to complete the sale of the property have been initiated; (5) sale of the property is probable and we expect the completed sale will occur within one year; and (6) the property is actively being marketed for sale at a price that is reasonable given its current market value. Upon designation of a property as an asset held for sale, we record the property's value at the lower of its carrying value or its estimated fair value, less estimated costs to sell, and we cease depreciation.

At year-end 2013, we had $350 million classified as "Assets held for sale" and $61 million in liabilities held for sale classified as "Other current liabilities" on our Balance Sheet. See Footnote No. 7, "Acquisitions and Dispositions" for additional information on these planned dispositions. At year-end 2012, we had no assets held for sale and no liabilities held for sale.

Accounts Receivable
Our accounts receivable primarily consist of amounts due from hotel owners with whom we have management and franchise agreements and include reimbursements of costs we incurred on behalf of managed and franchised properties. We generally collect these receivables within 30 days. We record an accounts receivable reserve when losses are probable, based on an assessment of historical collection activity and current business conditions. Our accounts receivable reserve was $43 million at year-end 2013 and $32 million at year-end 2012.

Loan Loss Reserves
Senior, Mezzanine, and Other Loans
We may make loans to owners of hotels that we operate or franchise, generally to facilitate the development of a hotel and sometimes to facilitate brand programs or initiatives. We expect the owners to repay the loans in accordance with the loan agreements, or earlier as the hotels mature and capital markets permit. We use metrics such as loan-to-value ratios and debt service coverage, and other information about collateral and from third party rating agencies to assess the credit quality of the loan receivable, both upon entering into the loan agreement and on an ongoing basis as applicable.

On a regular basis, we individually assess all of these loans for impairment. We use internally generated cash flow projections to determine if we expect the loans to be repaid under the terms of the loan agreements. If we conclude that it is probable a borrower will not repay a loan in accordance with its terms, we consider the loan impaired and begin recognizing interest income on a cash basis. To measure impairment, we calculate the present value of expected future cash flows discounted at the loan’s original effective interest rate or the estimated fair value of the collateral. If the present value or the estimated collateral is less than the carrying value of the loan receivable, we establish a specific impairment reserve for the difference.

If it is likely that a loan will not be collected based on financial or other business indicators, including our historical experience, our policy is to charge off the loan in the quarter in which we deem it uncollectible.

Goodwill
We assess goodwill for potential impairment at the end of each fiscal year, or during the year if an event or other circumstance indicates that we may not be able to recover the carrying amount of the asset. In evaluating goodwill for impairment, we first assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount. If we conclude that it is not more likely than not that the fair value of a reporting unit is less than its carrying value, then no further testing of the goodwill assigned to the reporting unit is required. However, if we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then we perform a two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment we will recognize, if any. At year-end 2013 and year-end 2012, we concluded that it was not more likely than not that the fair value of any reporting unit was less than its carrying value.

In the first step of the two-step goodwill impairment test, we compare the estimated fair value of the reporting unit with its carrying value. If the estimated fair value of the reporting unit exceeds its carrying amount, no further analysis is needed. If, however, the estimated fair value of the reporting unit is less than its carrying amount, we proceed to the second step and calculate the implied fair value of the reporting unit goodwill to determine whether any impairment is required. We calculate the implied fair value of the reporting unit goodwill by allocating the estimated fair value of the reporting unit to all of the unit's assets and liabilities as if the unit had been acquired in a business combination. If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, we recognize an impairment loss in the amount of that excess. In allocating the estimated fair value of the reporting unit to all of the assets and liabilities of the reporting unit, we use industry and market data, as well as knowledge of the industry and our past experience.

We calculate the estimated fair value of a reporting unit using the income approach. For the income approach, we use internally developed discounted cash flow models that include the following assumptions, among others: projections of revenues, expenses, and related cash flows based on assumed long-term growth rates and demand trends; expected future investments to grow new units; and estimated discount rates. We base these assumptions on our historical data and experience, third-party appraisals, industry projections, micro and macro general economic condition projections, and our expectations.

We have had no goodwill impairment charges for the last three fiscal years, and as of the date of each of the most recent detailed tests, the estimated fair value of each of our reporting units exceeded its respective carrying amount by more than 100 percent based on our models and assumptions.

For additional information on goodwill, including the amounts of goodwill by segment, see Footnote No. 14, “Business Segments.”

Investments

We consolidate entities that we control. We account for investments in joint ventures using the equity method of accounting when we exercise significant influence over the venture. If we do not exercise significant influence, we account for the investment using the cost method of accounting. We account for investments in limited partnerships and limited liability companies using the equity method of accounting when we own more than a minimal investment. Our ownership interest in these equity method investments varies generally from 10 percent to 49 percent. See Footnote No. 4, "Fair Value of Financial Instruments" for additional information on available-for-sale securities. When we sell available-for-sale securities, we determine the cost basis of the securities sold using specific identification, meaning that we track our securities individually.

Valuation of Intangibles and Long-Lived Assets
We test intangibles and long-lived asset groups for recoverability when changes in circumstances indicate that we may not be able to recover the carrying value; for example, when there are material adverse changes in projected revenues or expenses, significant underperformance relative to historical or projected operating results, or significant negative industry or economic trends. We also test recoverability when management has committed to a plan to sell or otherwise dispose of an asset group and we expect to complete the plan within a year. We evaluate recoverability of an asset group by comparing its carrying value to the future net undiscounted cash flows that we expect the asset group will generate. If the comparison indicates that we will not be able to recover the carrying value of an asset group, we recognize an impairment loss for the amount by which the carrying value exceeds the estimated fair value. When we recognize an impairment loss for assets to be held and used, we depreciate the adjusted carrying amount of those assets over their remaining useful life.

We calculate the estimated fair value of an intangible asset or asset group using the income approach or the market approach. We utilize the same assumptions and methodology for the income approach that we describe in the “Goodwill” caption. For the market approach, we use internal analyses based primarily on market comparables and assumptions about market capitalization rates, growth rates, and inflation.

For information on impairment losses that we recorded in 2011 for long-lived assets, see Footnote No. 15, “Spin-off.”

Valuation of Investments in Ventures
We may hold a minority equity interest in ventures established to develop or acquire and own hotel properties. These ventures are generally limited liability companies or limited partnerships.

We evaluate an investment in a venture for impairment when circumstances indicate that we may not be able to recover the carrying value, for example due to loan defaults, significant under performance relative to historical or projected operating performance, or significant negative industry or economic trends.

We impair investments we account for using the equity and cost methods of accounting when we determine that there has been an “other-than-temporary” decline in the venture’s estimated fair value compared to its carrying value. Additionally, a venture's commitment to a plan to sell some or all of its assets could cause us to evaluate the recoverability of the venture's individual long-lived assets and possibly the venture itself.

We calculate the estimated fair value of an investment in a venture using either a market approach or an income approach. We utilize the same assumptions and methodology for the income approach that we describe in the “Goodwill” caption. For the market approach, we use internal analyses based primarily on market comparables and assumptions about market capitalization rates, growth rates, and inflation.

For information on an impairment loss that we recorded in 2012 for a cost method investment, see Footnote No. 4, “Fair Value of Financial Instruments.”

Fair Value Measurements
We have various financial instruments we must measure at fair value on a recurring basis, including certain marketable securities and derivatives. See Footnote No. 4, “Fair Value of Financial Instruments,” for further information. We also apply the provisions of fair value measurement to various nonrecurring measurements for our financial and nonfinancial assets and liabilities.

Applicable accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). We measure our assets and liabilities using inputs from the following three levels of the fair value hierarchy:

Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.
Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).
Level 3 includes unobservable inputs that reflect our assumptions about what factors market participants would use in pricing the asset or liability. We develop these inputs based on the best information available, including our own data.

Derivative Instruments
We record derivatives at fair value. The designation of a derivative instrument as a hedge and its ability to meet the hedge accounting criteria determine how we reflect the change in fair value of the derivative instrument in our Financial Statements. A derivative qualifies for hedge accounting if, at inception, we expect the derivative to be highly effective in offsetting the underlying hedged cash flows or fair value and we fulfill the hedge documentation standards at the time we enter into the derivative contract. We designate a hedge as a cash flow hedge, fair value hedge, or a net investment in non-U.S. operations hedge based on the exposure we are hedging. For the effective portion of qualifying cash flow hedges, we record changes in fair value in other comprehensive income (“OCI”). We release the derivative’s gain or loss from OCI to match the timing of the underlying hedged items’ effect on earnings.

We review the effectiveness of our hedging instruments quarterly, recognize current period hedge ineffectiveness immediately in earnings, and discontinue hedge accounting for any hedge that we no longer consider to be highly effective. We recognize changes in fair value for derivatives not designated as hedges or those not qualifying for hedge accounting in current period earnings. Upon termination of cash flow hedges, we release gains and losses from OCI based on the timing of the underlying cash flows or revenue recognized, unless the termination results from the failure of the intended transaction to occur in the expected time frame. Such untimely transactions require us to immediately recognize in earnings the gains and/or losses that we previously recorded in OCI.

Changes in interest rates, currency exchange rates, and equity securities expose us to market risk. We manage our exposure to these risks by monitoring available financing alternatives, as well as through development and application of credit granting policies. We also use derivative instruments, including cash flow hedges, net investment in non-U.S. operations hedges, fair value hedges, and other derivative instruments, as part of our overall strategy to manage our exposure to market risks. As a matter of policy, we only enter into transactions that we believe will be highly effective at offsetting the underlying risk, and we do not use derivatives for trading or speculative purposes. See Footnote No. 4, “Fair Value of Financial Instruments,” for additional information.

Non-U.S. Operations
The U.S. dollar is the functional currency of our consolidated and unconsolidated entities operating in the United States. The functional currency of our consolidated and unconsolidated entities operating outside of the United States is generally the primary currency of the economic environment in which the entity primarily generates and expends cash. We translate the financial statements of consolidated entities whose functional currency is not the U.S. dollar into U.S. dollars, and we do the same, as needed, for unconsolidated entities whose functional currency is not the U.S. dollar. We translate assets and liabilities at the exchange rate in effect as of the financial statement date, and translate income statement accounts using the weighted average exchange rate for the period. We include translation adjustments from currency exchange and the effect of exchange rate changes on intercompany transactions of a long-term investment nature as a separate component of shareholders’ equity. We report gains and losses from currency exchange rate changes for intercompany receivables and payables that are not of a long-term investment nature, as well as gains and losses from non-U.S. currency transactions, currently in operating costs and expenses, and those amounted to losses of $5 million in 2013, $3 million in 2012, and $7 million in 2011. Gains and other income attributable to currency translation adjustment losses, net of gains, from the sale or complete or substantially complete liquidation of investments was zero for 2013 and $1 million for 2012. Gains and other income attributable to currency translation adjustment gains, net of losses, from the sale or complete or substantially complete liquidation of investments was $2 million for 2011.
Legal Contingencies
We are subject to various legal proceedings and claims, the outcomes of which are uncertain. We record an accrual for legal contingencies when we determine that it is probable that we have incurred a liability and we can reasonably estimate the amount of the loss. In making such determinations we evaluate, among other things, the probability of an unfavorable outcome and, when we believe it probable that a liability has been incurred, our ability to make a reasonable estimate of the loss. We review these accruals each reporting period and make revisions based on changes in facts and circumstances.

Income Taxes
We record the amounts of taxes payable or refundable for the current year, as well as deferred tax liabilities and assets for the future tax consequences of events we have recognized in our Financial Statements or tax returns, using judgment in assessing future profitability and the likely future tax consequences of those events. We base our estimates of deferred tax assets and liabilities on current tax laws, rates and interpretations, and, in certain cases, business plans and other expectations about future outcomes. We develop our estimates of future profitability based on our historical data and experience, industry projections, micro and macro general economic condition projections, and our expectations.

Changes in existing tax laws and rates, their related interpretations, and the uncertainty generated by the current economic environment may affect the amounts of our deferred tax liabilities or the valuations of our deferred tax assets over time. Our accounting for deferred tax consequences represents management’s best estimate of future events that can be appropriately reflected in the accounting estimates.

For tax positions we have taken or expect to take in a tax return, we apply a more likely than not threshold, under which we must conclude a tax position is more likely than not to be sustained, assuming that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information, in order to continue to recognize the benefit. In determining our provision for income taxes, we use judgment, reflecting our estimates and assumptions, in applying the more likely than not threshold. We recognize accrued interest and penalties for our unrecognized tax benefits as a component of tax expense.

For information about income taxes and deferred tax assets and liabilities, see Footnote No. 2, “Income Taxes.”
New Accounting Standards
We do not expect that accounting standard updates issued to date and that are effective after December 31, 2013 will have a material effect on our Financial Statements.

2.	INCOME TAXES
Our provision for income taxes for the last three fiscal years consists of:

($ in millions)		2013	2012	2011
Current	-U.S. Federal	$(139)	$6	$53
	-U.S. State	(17)	(8)	—
	-Non-U.S.	(44)	(34)	(55)
		(200)	(36)	(2)

Deferred	-U.S. Federal	(68)	(211)	(116)
	-U.S. State	(10)	(30)	(10)
	-Non-U.S.	7	(1)	(30)
		(71)	(242)	(156)
		$(271)	$(278)	$(158)
Our current tax provision does not reflect the following benefits attributable to us for the vesting or exercise of employee share-based awards: $66 million in 2013, $76 million in 2012, and $55 million in 2011. The preceding table includes tax credits of $3 million in 2013, $3 million in 2012, and $4 million in 2011. We had a tax provision applicable to other comprehensive income of $2 million in 2013 and $5 million in 2012, and a tax benefit applicable to other comprehensive loss of $14 million in 2011.

We have made no provision for U.S. income taxes or additional non-U.S. taxes on the cumulative unremitted earnings of non-U.S. subsidiaries ($739 million as of year-end 2013) because we consider these earnings to be indefinitely reinvested. These earnings could become subject to additional taxes if the non-U.S. subsidiaries dividend or loan those earnings to us or to a U.S. affiliate or if we sell our interests in the non-U.S. subsidiaries. We cannot practically estimate the amount of additional taxes that might be payable on the unremitted earnings.

We file income tax returns, including returns for our subsidiaries, in various jurisdictions around the world. We conduct business in countries that grant “holidays” from income taxes for 10 to 30 year periods. These holidays expire through 2034. Without these tax “holidays,” we would have incurred the following aggregate income taxes and related earnings per share impacts: $1 million (less than $0.01 per diluted share) in 2013; less than $1 million (less than $0.01 per diluted share) in 2012; and $1 million (less than $0.01 per diluted share) in 2011.
In 2011, we recorded an income tax expense of $34 million to write off certain deferred tax assets that we transferred to MVW in conjunction with the spin-off of our timeshare operations and timeshare development business. We impaired these assets because we considered it "more likely than not" that MVW will not be able to realize the value of those deferred tax assets. See Footnote No. 15, “Spin-off” for more information on the transaction.

Unrecognized Tax Benefits

The following table reconciles our unrecognized tax benefit balance for each year from the beginning of 2011 to the end of 2013:

($ in millions)	Amount
Unrecognized tax benefit at beginning of 2011	$39
Change attributable to tax positions taken during a prior period	(10)
Change attributable to withdrawal of tax positions previously taken or expected to be taken	(6)
Change attributable to tax positions taken during the current period	19
Decrease attributable to lapse of statute of limitations	(3)
Unrecognized tax benefit at year-end of 2011	39
Change attributable to tax positions taken during the current period	12
Decrease attributable to settlements with taxing authorities	(20)
Decrease attributable to lapse of statute of limitations	(2)
Unrecognized tax benefit at year-end of 2012	29
Change attributable to tax positions taken during the current period	8
Decrease attributable to settlements with taxing authorities	(2)
Decrease attributable to lapse of statute of limitations	(1)
Unrecognized tax benefit at year-end of 2013	$34
These unrecognized tax benefits reflect the following year-over-year changes: (1) a $5 million increase in 2013, primarily due to a U.S. federal tax issue, currently in appeals, offset by a settlement with international taxing authorities; (2) $10 million decrease in 2012, primarily reflecting the changes attributable to settlements with taxing authorities and positions taken during 2012; and (3) no net change in 2011, although 2011 included increases such as positions for our timeshare spin-off, and decreases such as the closing of the 2005-2008 Internal Revenue Service ("IRS") audits, the re-measurement of existing positions, and the lapse of statutes of limitations.
Our unrecognized tax benefit balances included $12 million at year-end 2013, $13 million at year-end 2012, and $24 million at year-end 2011 of tax positions that, if recognized, would impact our effective tax rate.

The IRS has examined our federal income tax returns, and we have settled all issues for tax years through 2009. We participate in the IRS Compliance Assurance Program, which accelerates IRS examination of key transactions with the goal of resolving any issues before the taxpayer files its return. As a result, our open tax years under audit are substantially complete while the 2013 tax year audit is currently ongoing. Various foreign, state, and local income tax returns are also under examination by the applicable taxing authorities. It is reasonably possible that we will resolve with taxing authorities an international issue ($5 million) which arose in 2011 related to financing activity and a U.S. federal issue ($21 million), currently in appeals, during the next 12 months for which we have an unrecognized tax balance of $26 million. The U.S. federal amount is offset by a related deferred tax asset. Therefore, the possible resolution of the issue will not have a material impact on our financial statements.

Deferred Income Taxes
Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carry-forwards. We state those balances at the enacted tax rates we expect will be in effect when we actually pay or recover the taxes. Deferred income tax assets represent amounts available to reduce income taxes we will pay on taxable income in future years. We evaluate our ability to realize these future tax deductions and credits by assessing whether we expect to have sufficient future taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings, and available tax planning strategies to utilize these future deductions and credits. We establish a valuation allowance when we no longer consider it more likely than not that a deferred tax asset will be realized.

We had the following total deferred tax assets and liabilities at year-end 2013 and year-end 2012:

($ in millions)	At Year-End 2013	At Year-End 2012
Deferred tax assets	$926	$950
Deferred tax liabilities	(60)	(25)
Net deferred taxes	$866	$925

The following table details the composition of our net deferred tax balances at year-end 2013 and year-end 2012:

($ in millions) Balance Sheet Caption	At Year-End 2013	At Year-End 2012
Current deferred taxes, net	$252	$280
Long-term deferred taxes, net	647	676
Current liabilities, other	(19)	(13)
Long-term liabilities, other	(14)	(18)
Net deferred taxes	$866	$925

The following table shows the tax effect of each type of temporary difference and carry-forward that gave rise to a significant portion of our deferred tax assets and liabilities as of year-end 2013 and year-end 2012:

($ in millions)	At Year-End 2013	At Year-End 2012
Employee benefits	$340	$321
Net operating loss carry-forwards	293	294
Tax credits	273	328
Reserves	61	63
Frequent guest program	30	43
Self-insurance	23	19
Deferred income	23	4
Joint venture interests	(23)	(11)
Property, equipment, and intangible assets	(37)	(14)
Other, net	48	23
Deferred taxes	1,031	1,070
Less: valuation allowance	(165)	(145)
Net deferred taxes	$866	$925

At year-end 2013, we had approximately $40 million of tax credits that expire through 2033 and $233 million of tax credits that do not expire. We recorded $14 million of net operating loss benefits in 2013 and $50 million in 2012. At year-end 2013, we had approximately $1.5 billion of net operating losses, of which $747 million expire through 2033.

Reconciliation of U.S. Federal Statutory Income Tax Rate to Actual Income Tax Rate
The following table reconciles the U.S. statutory tax rate to our effective income tax rate for the last three fiscal years:

	2013	2012	2011
U.S. statutory tax rate	35.0%	35.0%	35.0%
U.S. state income taxes, net of U.S. federal tax benefit	2.6	2.6	2.3
Nondeductible expenses	0.5	0.3	1.8
Non-U.S. income	(5.7)	(3.9)	(0.9)
Change in valuation allowance (1)	0.3	(0.2)	8.9
Tax credits	(0.4)	(0.4)	(1.0)
Other, net	(2.1)	(0.7)	(1.7)
Effective rate	30.2%	32.7%	44.4%

(1)	Primarily for the 2011 additional impairment of certain deferred tax assets transferred to MVW, as discussed earlier in this footnote.

We paid cash for income taxes, net of refunds of $77 million in 2013 and $45 million in 2011, and received $17 million of cash for income tax refunds, net of payments in 2012.

3.	SHARE-BASED COMPENSATION
Under our Stock and Cash Incentive Plan (the “Stock Plan”), we award: (1) stock options (our "Stock Option Program") to purchase our Class A Common Stock (our “common stock”); (2) stock appreciation rights (“SARs”) for our common stock (our “SAR Program”); (3) restricted stock units (“RSUs”) of our common stock; and (4) deferred stock units. We grant awards at exercise prices or strike prices that equal the market price of our common stock on the date of grant.

For all share-based awards, applicable accounting guidance requires that we measure compensation costs for our share-based payment transactions at fair value on the grant date and that we recognize those costs in our Financial Statements over the vesting period during which the employee provides service ("the service period") in exchange for the award.

During 2013, we granted 2.5 million RSUs, 0.2 million service and performance RSUs, 0.7 million SARs, and 0.1 million stock options.

We recorded share-based compensation expense for award grants of $116 million in 2013, $94 million in 2012, and $103 million in 2011. Deferred compensation costs for unvested awards totaled $108 million at year-end 2013 and $122 million at year-end 2012. As of year-end 2013, we expect to recognize these deferred compensation expenses over a weighted average period of two years.

Under the guidance for share-based compensation, we present the tax benefits and costs resulting from the exercise or vesting of share-based awards as financing cash flows. The exercise of share-based awards resulted in tax benefits of $121 million in 2013 and $71 million in 2012. Due to tax losses in 2011, we recorded no tax benefit in that year.

We received cash from the exercise of Marriott stock options of $199 million in 2013, $179 million in 2012, and $124 million in 2011.
RSUs
We issue Marriott RSUs under the Stock Plan to certain officers and key employees and those units vest generally over four years in equal annual installments commencing one year after the grant date. We recognize compensation expense for RSUs over the service period equal to the fair market value of the stock units on the date of issuance. Upon vesting, Marriott RSUs convert to shares which we distribute from treasury shares. We also issue service and performance Marriott RSUs ("S&P RSUs") to named executive officers under the Stock Plan. In addition to generally being subject to pro-rata annual vesting conditioned on continued service consistent with the standard form of Marriott RSUs, Marriott S&P RSUs are also subject to the satisfaction of a performance condition, expressed as an EBITDA goal, for a fiscal year during the applicable service vesting period. The following information on RSUs includes S&P RSUs.
We had deferred compensation costs for RSUs of approximately $102 million at year-end 2013 and $111 million at year-end 2012. The weighted average remaining term for RSU grants outstanding at year-end 2013 was two years.

The following table provides additional information on Marriott RSUs for the last three fiscal years:

	2013	2012	2011
Share-based compensation expense (in millions)	$101	$83	$90
Weighted average grant-date fair value (per Marriott RSU)	$38	$35	$40
Aggregate intrinsic value of converted and distributed Marriott RSUs (in millions)	$125	$91	$113

The following table shows the 2013 changes in our outstanding Marriott RSU grants and the associated weighted average grant-date fair values:

	Number of Marriott RSUs (in millions)	Weighted Average Grant-Date Fair Value (per RSU)
Outstanding at year-end 2012	7.4	$31
Granted during 2013 (2)	2.7	38
Distributed during 2013	(3.0)	29
Forfeited during 2013	(0.3)	34
Outstanding at year-end 2013 (1)	6.8	$35

(1)	Includes 0.2 million Marriott RSUs held by MVW employees.

(2)	Includes 0.2 million S&P RSUs granted to named executive officers.
Stock Options and SARs
We may grant employee stock options to officers and key employees at exercise prices or strike prices that equal the market price of our common stock on the grant date. Non-qualified options generally expire 10 years after the grant date, except those we issued from 1990 through 2000, which expire 15 years after their grant date. Most stock options under the Stock Option Program may be exercised in cumulative installments of one quarter at the end of each of the first four years following the grant date.

We recognized compensation expense for employee stock options of $2 million in 2013, $1 million in 2012, and less than $1 million in 2011. We had deferred compensation costs for employee stock options of $2 million at year-end 2013 and $3 million at year-end 2012. When holders exercise Marriott stock options we issue shares from treasury shares.

The following table shows the 2013 changes in our outstanding Marriott Stock Option Program awards and the associated weighted average exercise prices:

	Number of Marriott Stock Options (in millions)	Weighted Average Exercise Price (per Option)
Outstanding at year-end 2012	9.5	$19
Granted during 2013	0.1	39
Exercised during 2013	(5.0)	17
Forfeited during 2013	—	46
Outstanding at year-end 2013 (1)	4.6	$22

(1)	Includes 0.1 million Marriott stock options held by MVW employees.

The following table shows the Marriott stock options issued under the Stock Option Program awards outstanding at year-end 2013, as well as those exercisable on that date (those where the exercise price was less than the market price of our common stock on that date):

			Outstanding			Exercisable
Range of Exercise Prices			Number of Stock Options (in millions)	Weighted Average Exercise Price (per Option)	Weighted Average Remaining Life (in years)	Number of Stock Options (in millions)	Weighted Average Exercise Price (per Option)	Weighted Average Remaining Life (in years)
$13	to	$17	2.5	$16	1	2.5	$16	1
18	to	22	0.6	22	1	0.6	22	1
23	to	46	1.5	32	4	1.1	30	3
13	to	46	4.6	22	2	4.2	21	2

The following table shows the number of Marriott stock options we granted in the last three fiscal years and the associated weighted average grant-date fair values and weighted average exercise prices:

	2013	2012	2011
Options granted	96,960	255,761	19,192
Weighted average grant-date fair value (per option)	$13	$12	$15
Weighted average exercise price (per option)	$39	$35	$38

The following table shows the intrinsic value (the amount by which the market price of the underlying common stock exceeded the aggregate exercise price of the stock option) of all outstanding Marriott stock options and of exercisable Marriott stock options at year-end 2013 and 2012:

($ in millions)	2013	2012
Outstanding stock options	$126	$169
Exercisable stock options	121	168

Marriott stock options exercised during the last three years had total intrinsic values of approximately $131 million in 2013, $158 million in 2012, and $124 million in 2011.

We may grant Marriott SARs to officers and key employees ("Employee SARs") at base values (exercise prices or strike prices) equal to the market price of our common stock on the grant date. Employee SARs expire ten years after the grant date and both vest and may be exercised in cumulative installments of one quarter at the end of each of the first four years following the grant date. We may grant Marriott SARs to directors ("Director SARs") at exercise prices or strike prices equal to the market price of our common stock on the grant date. Director SARs generally expire ten years after the date of grant and vest upon grant; however, they are generally not exercisable until one year after grant. On exercise of Marriott SARs, holders receive the number of shares of our common stock equal to the number of SARs that are being exercised multiplied by the quotient of (a) the final value minus the base value, divided by (b) the final value.

We recognized compensation expense for Employee SARs and Director SARs of $12 million in 2013, $9 million in 2012, and $12 million in 2011. We had deferred compensation costs related to SARs of approximately $4 million in 2013 and $8 million in 2012. Upon the exercise of Marriott SARs, we issue shares from treasury shares.

The following table shows the 2013 changes in our outstanding Marriott SARs and the associated weighted average exercise prices:

	Number of SARs (in millions)	Weighted Average Exercise Price
Outstanding at year-end 2012	6.2	$31
Granted during 2013	0.7	39
Exercised during 2013	(0.5)	30
Forfeited during 2013	—	41
Outstanding at year-end 2013 (1)	6.4	$32

(1)	Includes 0.2 million Marriott SARs held by MVW employees.

The following tables show the number of Employee Marriott SARs and Director Marriott SARs we granted in the last three fiscal years, the associated weighted average exercise prices, and the associated weighted average grant-date fair values:

Employee Marriott SARs	2013	2012	2011
Employee Marriott SARs granted (in millions)	0.7	1.0	0.7
Weighted average exercise price (per SAR)	$39	$35	$38
Weighted average grant-date fair value (per SAR)	$13	$12	$14
Director Marriott SARs	2013	2012	2011
Director Marriott SARs granted	5,903	5,915	—
Weighted average exercise price (per SAR)	$44	$39	$—
Weighted average grant-date fair value (per SAR)	$15	$14	$—

Outstanding Marriott SARs had total intrinsic values of $111 million at year-end 2013 and $37 million at year-end 2012. Exercisable Marriott SARs had total intrinsic values of $82 million at year-end 2013 and $24 million at year-end 2012. Marriott SARs exercised during 2013 had total intrinsic values of $6 million and Marriott SARs exercised in 2012 had total intrinsic values of $2 million.
On the grant date, we use a binomial lattice-based valuation model to estimate the fair value of each SAR and option granted. This valuation model uses a range of possible stock price outcomes over the term of the SAR and option, discounted back to a present value using a risk-free rate. Because of the limitations with closed-form valuation models, such as the Black-Scholes model, we have determined that this more flexible binomial model provides a better estimate of the fair value of our options and SARs because it takes into account employee and non-employee director exercise behavior based on changes in the price of our stock and also allows us to use other dynamic assumptions.

We used the following assumptions to determine the fair value of the SARs and stock options we granted to employees and non-employee directors in 2013 and 2012, and to employees in 2011 (we did not grant SARs to non-employee directors in 2011):

	2013	2012	2011
Expected volatility	30 - 31%	31%	32%
Dividend yield	1.17%	1.01%	0.73%
Risk-free rate	1.8 - 1.9%	1.7 - 2.0%	3.4%
Expected term (in years)	8 - 10	8 - 10	8

In making these assumptions, we base expected volatility on the historical movement of Marriott's stock price. We base risk-free rates on the corresponding U.S. Treasury spot rates for the expected duration at the date of grant, which we convert to a continuously compounded rate. The dividend yield assumption takes into consideration both historical levels and expectations of future payout. The weighted average expected terms for SARs and options are an output of our valuation model which utilizes historical data in estimating the period of time that the SARs and options are expected to remain unexercised. We calculate the expected terms for SARs and options for separate groups of retirement eligible and non-retirement eligible employees. Our valuation model also uses historical data to estimate exercise behaviors, which includes determining the likelihood that employees will exercise their SARs and options before expiration at a certain multiple of stock price to exercise price. In recent years, non-employee directors have generally exercised grants in their last year of exercisability.
Deferred Stock Units
We also issue Marriott deferred stock units to non-employee directors. These non-employee director deferred stock units vest within one year and are distributed upon election.

The following table shows the share-based compensation expense, the number of deferred stock units we granted, the weighted average grant-date fair value, and the aggregate intrinsic value for the last three fiscal years for non-employee director Marriott deferred stock units:

	2013	2012	2011
Share-based compensation expense (in millions)	$1.4	$1.2	$1.1
Non-employee director deferred stock units granted	31,000	27,000	29,000
Weighted average grant-date fair value (per share)	$44	$39	$36
Aggregate intrinsic value of shares distributed (in millions)	$0.7	$1.0	$1.4

We had 261,000 outstanding non-employee Marriott deferred stock units at year-end 2013, and 245,000 outstanding at year-end 2012. The weighted average grant-date fair value of those outstanding deferred stock units was $22 for 2013 and $27 for 2012.
Adjustments for the Timeshare Spin-off

Effective with the spin-off (see Footnote No. 15, "Spin-off," for further information), each holder of Marriott RSUs, stock options, and SARs on the November 10, 2011 record date for the spin-off received MVW RSUs, MVW stock options and/or MVW SARs, as applicable, consistent with the distribution ratio of one share of MVW common stock for every ten shares of Marriott common stock, with terms and conditions substantially similar to the terms and conditions applicable to the Marriott RSUs, stock options and SARs. In order to preserve the aggregate intrinsic value of the Marriott stock options and SARs those persons held, we adjusted the exercise prices of our awards by using the proportion of the Marriott ex-distribution closing stock price to the sum of the Marriott ex-distribution and MVW when issued closing stock prices on the distribution date. We accounted for these adjustments, which were designed to equalize the fair value of each award before and after spin-off, as modifications to the original awards. Comparing the fair value of the modified awards with the fair value of the original awards immediately before the modification did not yield incremental value. Accordingly, we did not record any incremental compensation expense as a result of the modifications to the awards on the spin-off date.

The equity award adjustments that occurred as a result of the spin-off also did not significantly impact our share-based compensation expense. Deferred compensation costs as of the date of spin-off reflected the unamortized balance of the original grant date fair value of the equity awards held by Marriott employees (regardless of whether those awards are linked to Marriott stock or MVW stock). MVW employees who participated in the Stock Plan before the spin-off continued to hold their Marriott granted awards as non-employees after the spin-off. We do not record any share-based compensation expense for these unvested awards held by MVW employees after the spin-off.
Other Information

At year-end 2013, we reserved 32 million shares under the Stock Plan, including 11 million shares under the Stock Option Program and the SAR Program.

4.	FAIR VALUE OF FINANCIAL INSTRUMENTS
We believe that the fair values of our current assets and current liabilities approximate their reported carrying amounts. We show the carrying values and the fair values of noncurrent financial assets and liabilities that qualify as financial instruments, determined under current guidance for disclosures on the fair value of financial instruments, in the following table:

	At Year-End 2013		At Year-End 2012
($ in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cost method investments	$16	$17	$21	$23
Senior, mezzanine, and other loans	142	145	180	172
Marketable securities and other debt securities	111	111	56	56
Total long-term financial assets	$269	$273	$257	$251

Senior Notes	$(2,185)	$(2,302)	$(1,833)	$(2,008)
Commercial paper	(834)	(834)	(501)	(501)
Other long-term debt	(123)	(124)	(130)	(139)
Other long-term liabilities	(50)	(50)	(69)	(69)
Total long-term financial liabilities	$(3,192)	$(3,310)	$(2,533)	$(2,717)

We estimate the fair value of our cost method investments by applying a cap rate to stabilized earnings (a market approach using Level 3 inputs). During the 2012 third quarter, we determined that a cost method investment was other-than-temporarily impaired and, accordingly, we recorded the investment at its fair value as of the end of the 2012 third quarter ($12 million) and reflected a $7 million loss in the "Gains (losses) and other income" caption of our Income Statement. We estimated the fair value of the investment using cash flow projections discounted at risk premiums commensurate with market conditions. We used Level 3 inputs for these discounted cash flow analyses and our assumptions included revenue forecasts, cash flow projections, and timing of the sale of each hotel in the underlying investment.
We estimate the fair value of our senior, mezzanine, and other loans, including the current portion, by discounting cash flows using risk-adjusted rates, both of which are Level 3 inputs.
We carry our marketable securities at fair value. Our marketable securities include debt securities of the U.S. Government, its sponsored agencies and other U.S. corporations invested for our self-insurance programs, as well as shares of a publicly traded company, which we value using directly observable Level 1 inputs. The carrying value of these marketable securities at year-end 2013 was $41 million.
In the 2013 second quarter, we acquired a $65 million mandatorily redeemable preferred equity ownership interest in an entity that owns three hotels that we manage. We account for this investment as a debt security (with an amortized cost of $70 million at year-end 2013, including accrued interest income), and we include it in the "Marketable securities and other debt securities" caption in the preceding table. We estimated the $70 million fair value of this security by discounting cash flows using risk-adjusted rates, both of which are Level 3 inputs. This security matures in 2015 subject to annual extensions through 2018. We do not intend to sell this security and it is not more likely than not that we will be required to sell the investment before recovery of the amortized cost basis, which may be at maturity.
In the 2013 second quarter, we received $22 million in net cash proceeds for the sale of a portion of our shares of a publicly traded company (with an amortized cost of $14 million at the date of sale) and recognized an $8 million gain in the "Gains (losses) and other income" caption of our Income Statement. This gain included recognition of unrealized gains that we previously recorded in other comprehensive income. See Footnote No. 12, "Comprehensive Income and Shareholders' (Deficit) Equity" for additional information on the reclassification of these unrealized gains from accumulated other comprehensive income.
We estimate the fair value of our other long-term debt, including the current portion and excluding leases, using expected future payments discounted at risk-adjusted rates, both of which are Level 3 inputs. We determine the fair value of our senior notes using quoted market prices, which are directly observable Level 1 inputs. As noted in Footnote No. 10, "Long-term Debt," even though our commercial paper borrowings generally have short-term maturities of 30 days or less, we classify outstanding commercial paper borrowings as long-term based on our ability and intent to refinance them on a long-term basis. As we are a frequent issuer of commercial paper, we use pricing from recent transactions as Level 2 inputs in estimating fair value. At year-end 2013 and year-end 2012, we determined that the carrying value of our commercial paper approximated its fair value due to the short maturity. Our other long-term liabilities largely consist of guarantees. As noted in the "Guarantees" caption of Footnote No. 1, "Summary of Significant Accounting Policies," we measure our liability for guarantees at fair value on a nonrecurring basis that is when we issue or modify a guarantee, using Level 3 internally developed inputs. At year-end 2013 and year-end 2012, we determined that the carrying values of our guarantee liabilities approximated their fair values based on Level 3 inputs.
See the “Fair Value Measurements” caption of Footnote No. 1, “Summary of Significant Accounting Policies” for more information on the input levels we use in determining fair value.

5.	EARNINGS PER SHARE
The table below illustrates the reconciliation of the earnings and number of shares used in our calculations of basic and diluted earnings per share:

	2013	2012	2011
(in millions, except per share amounts)
Computation of Basic Earnings Per Share
Net income	$626	$571	$198
Weighted average shares outstanding	305.0	322.6	350.1
Basic earnings per share	$2.05	$1.77	$0.56
Computation of Diluted Earnings Per Share
Net income	$626	$571	$198
Weighted average shares outstanding	305.0	322.6	350.1
Effect of dilutive securities
Employee stock option and SARs plans	4.0	6.1	8.0
Deferred stock incentive plans	0.8	0.9	0.9
Restricted stock units	3.2	3.3	3.3
Shares for diluted earnings per share	313.0	332.9	362.3
Diluted earnings per share	$2.00	$1.72	$0.55

We compute the effect of dilutive securities using the treasury stock method and average market prices during the period. We have excluded the following antidilutive stock options and SARs in our calculation of diluted earnings per share because their exercise prices were greater than the average market prices for the applicable periods:

(a)	for 2013, 0.4 million options and SARs;

(b)	for 2012, 1.0 million options and SARs; and

(c)	for 2011, 4.1 million options and SARs.

6.	PROPERTY AND EQUIPMENT
The following table shows the composition of our property and equipment balances at year-end 2013 and 2012:

($ in millions)	At Year-End 2013	At Year-End 2012
Land	$535	$590
Buildings and leasehold improvements	786	703
Furniture and equipment	789	854
Construction in progress	338	383
	2,448	2,530
Accumulated depreciation	(905)	(991)
	$1,543	$1,539
The following table shows the composition of these property and equipment balances that we recorded as capital leases:

($ in millions)	At Year-End 2013	At Year-End 2012
Land	$8	$30
Buildings and leasehold improvements	68	143
Furniture and equipment	37	38
Construction in progress	1	4
	114	215
Accumulated depreciation	(83)	(82)
	$31	$133
We record property and equipment at cost, including interest and real estate taxes we incur during development and construction. Interest we capitalized as a cost of property and equipment totaled $31 million in 2013, $27 million in 2012, and $12 million in 2011. We capitalize the cost of improvements that extend the useful life of property and equipment when we incur them. These capitalized costs may include structural costs, equipment, fixtures, floor, and wall coverings. We expense all repair and maintenance costs when we incur them. We compute depreciation using the straight-line method over the estimated useful lives of the assets (three to 40 years), and we amortize leasehold improvements over the shorter of the asset life or lease term. Our depreciation expense totaled $107 million in 2013, $93 million in 2012, and $130 million in 2011 (including reimbursed costs of $48 million in 2013, $45 million in 2012, and $43 million in 2011). We included amortization of assets recorded under capital leases in depreciation expense.
See Footnote No. 15, "Spin-off" for additional information on the $68 million property and equipment impairment charge we recorded in 2011 as part of the Timeshare strategy-impairment charges.

7.	ACQUISITIONS AND DISPOSITIONS
2013 Acquisition
On October 4, 2013, we acquired a North American Full-Service managed property which we plan to renovate for a total of $115 million in cash and recognized the related property and equipment.
Planned Acquisition as of Year-End 2013
Late in the 2013 fourth quarter, we entered into a definitive agreement with Protea Hospitality Holdings ("Protea Hospitality") of Cape Town, South Africa to acquire Protea Hotels' brands and hotel management business for approximately $186 million (2.02 billion rand). As part of the transaction, Protea Hospitality will create a property ownership company to retain ownership of the hotels it currently owns, and it will enter into long-term management and lease agreements with Marriott for these hotels. It would also retain a number of minority interests in other Protea-managed hotels. Once the transaction closes, we expect to add over 100 hotels (over 10,000 rooms) across three brands in South Africa and six other Sub-Saharan African countries to our International full-service portfolio. We expect to manage approximately 45 percent of the rooms, franchise approximately 39 percent of the rooms, and lease approximately 16 percent of the rooms. The transaction, which we expect will close at the beginning of the 2014 second quarter, remains subject to regulatory approvals and other customary closing conditions.
Planned Dispositions as of Year-End 2013
In the beginning of the 2014 first quarter, we sold The London EDITION to a third party, received approximately $240 million in cash, and simultaneously entered into definitive agreements to sell The Miami and The New York EDITION hotels that we are currently developing to the same third party. The total sales price for the three EDITION hotels will be $815 million, approximately equal to the aggregate estimated development costs of the three hotels. At year-end 2013, we had $244 million in International segment assets related to The London EDITION ($236 million in property and equipment and $8 million in current assets) classified in the "Assets held for sale" caption and $13 million in International segment liabilities classified in liabilities held for sale within the "Other current liabilities" caption of the Balance Sheet. We expect to sell The Miami EDITION in the second half of 2014 and The New York EDITION in the first half of 2015, when we anticipate that construction will be complete. We will retain long-term management agreements for each of the three hotels sold. We did not reclassify The Miami EDITION or The New York EDITION assets and liabilities as held for sale because the hotels are under construction and not available for immediate sale in their present condition.
In the 2013 fourth quarter, we entered into an agreement to sell our right to acquire the landlord’s interest in a leased real estate property and certain attached assets of the property. We subsequently reclassified the related $106 million (€77 million) in International segment assets ($105 million (€76 million) in property and equipment and $1 million (€1 million) in current assets) to the "Assets held for sale" caption of the Balance Sheet and $48 million (€35 million) in International segment liabilities to liabilities held for sale within the "Other current liabilities" caption of the Balance Sheet as of year-end 2013. We recognized an impairment loss of $2 million (€2 million) in the "Gains (losses) and other income" caption of our Income Statement as a result of measuring the assets at fair value less costs to sell. After year-end 2013, we sold the right and attached assets for $62 million (€45 million) in cash and the assumption of $45 million (€33 million) of related obligations. We will continue to operate the property under a long-term management agreement.
2012 Acquisitions
In 2012, we entered into a definitive agreement with Gaylord Entertainment Company (subsequently renamed Ryman Hospitality Properties, Inc.) ("Ryman Hospitality") to acquire the Gaylord brand and hotel management company. On September 25, 2012, Ryman Hospitality's shareholders approved its conversion into a real estate investment trust. On October 1, 2012, we acquired the Gaylord Hotels brand and hotel management company for $210 million in cash and recognized $210 million in intangible assets at the acquisition date, primarily reflecting deferred contract acquisition costs. Ryman Hospitality continues to own the Gaylord hotels, which we manage under the Gaylord brand under long-term management agreements.

This transaction added four hotels and approximately 7,800 rooms to our North American Full-Service segment, and included our entering into management agreements for several attractions at the Gaylord Opryland in Nashville, consisting of a showboat, a golf course, and a saloon. As part of the transaction, on December 1, 2012 we also assumed management of another hotel owned by Ryman Hospitality, the Inn at Opryland, with approximately 300 rooms.
In the 2012 fourth quarter, we acquired land for $32 million in cash that we expect will be developed into a hotel. Earlier in 2012, we also acquired land and a building we plan to develop into a hotel for $160 million in cash. In conjunction with the latter acquisition, we had also made a cash deposit of $6 million late in 2011.

2012 Dispositions

In 2012, we completed the sale of our equity interest in a North American Limited-Service joint venture (formerly two joint ventures which were merged before the sale) and we amended certain provisions of the management agreements for the underlying hotel portfolio. As a result of this transaction, we received cash proceeds of $96 million, including $30 million of proceeds which is refundable by us over the term of the management agreements if the hotel portfolio does not meet certain quarterly hotel performance thresholds. To the extent the hotel portfolio meets the quarterly hotel performance thresholds, we will recognize the $30 million of proceeds over the remaining term of the management agreements as base fee revenue. In 2012, we recognized a gain of $41 million, which consisted of: (1) $20 million of gain that we deferred in 2005 because we retained the equity interest following the original sale of land to one of the joint ventures and because there were contingencies for the 2005 transaction that expired with this sale; and (2) $21 million of gain on the sale of the equity interest. We also recognized base management fee revenue totaling $7 million, most of which we had deferred in earlier periods, but which we earned in conjunction with the sale.
We also sold our ExecuStay corporate housing business in 2012. Neither the sales price nor the gain we recognized was material to our results of operations and cash flows. The revenues, results of operations, assets, and liabilities of our ExecuStay business also were not material to our financial position, results of operations or cash flows for any of the periods presented, and accordingly we have not reflected ExecuStay as a discontinued operation.

2011 Acquisitions
In 2011, we contributed approximately $51 million (€37 million) in cash for the intellectual property and associated 50 percent interests in two new joint ventures formed for the operation, management, and development of AC Hotels by Marriott, initially in Europe but eventually in other parts of the world. The hotels are managed by the joint ventures or franchised at the direction of the joint ventures. As we note in Footnote No. 13, “Contingencies,” we have a right and, in some circumstances, an obligation to acquire the remaining interest in the joint ventures over the next seven years.
In 2011, we acquired certain assets and a leasehold on a hotel for an initial payment of $34 million (€25 million) in cash plus fixed annual rent. See Footnote No. 17, “Leases,” for more information. As we note in Footnote No. 13, “Contingencies,” we also had a right and, in some circumstances, an obligation to acquire the landlord’s interest in the real estate property and certain attached assets of this hotel for $45 million (€33 million). As discussed in the "Planned Dispositions as of Year-End 2013" caption, after year-end 2013, we sold that right and certain attached assets.

2011 Dispositions
On November 21, 2011, we completed the spin-off of our timeshare operations and timeshare development business through a special tax-free dividend to our shareholders of all of the issued and outstanding common stock of our then wholly owned subsidiary MVW. The dividend consisted of a pro rata distribution of one share of MVW common stock for every ten shares of Marriott common stock to our shareholders of record at the close of business on November 10, 2011. We recognized no gain or loss as a result of the spin-off. See Footnote No. 15, "Spin-off," for more information.

In 2011, we completed a bulk sale of land and developed inventory for net cash proceeds of $17 million and recorded a net gain of $2 million, which we included in the results of our former Timeshare segment.

In 2011, we also sold our 11 percent interest in one hotel, concurrently terminated the associated lease agreement, and entered into a long-term management agreement. Cash proceeds totaled $1 million, and we recognized a $2 million loss. We accounted for our sale of the 89 percent interest in 1999 under the financing method and reflected the sales proceeds received in 1999 as long-term debt. In conjunction with the 2011 sale of the remaining 11 percent interest, our assets decreased by $19 million and liabilities decreased by $17 million.

8.	GOODWILL AND INTANGIBLE ASSETS
The following table details the composition of our other intangible assets at year-end 2013 and 2012:

($ in millions)	At Year-End 2013	At Year-End 2012
Contract acquisition costs and other	$1,554	$1,512
Accumulated amortization	(423)	(397)
	$1,131	$1,115

We capitalize both direct and incremental costs that we incur to acquire management, franchise, and license agreements. We amortize these costs on a straight-line basis over the initial term of the agreements, ranging from 15 to 30 years. Our amortization expense totaled $68 million in 2013, $54 million in 2012, and $57 million in 2011. Our estimated aggregate amortization expense for each of the next five fiscal years is as follows: $59 million for 2014; $59 million for 2015; $59 million for 2016; $59 million for 2017; and $59 million for 2018.

The following table details the carrying amount of our goodwill at year-end 2013 and 2012:

($ in millions)	At Year-End 2013	At Year-End 2012
Goodwill	$928	$928
Accumulated impairment losses	(54)	(54)
	$874	$874

9.	NOTES RECEIVABLE
The following table shows the composition of our notes receivable balances (net of reserves and unamortized discounts) at year-end 2013 and 2012:

($ in millions)	At Year-End 2013	At Year-End 2012
Senior, mezzanine, and other loans	$178	$242
Less current portion	(36)	(62)
	$142	$180
We classify notes receivable due within one year as current assets in the caption “Accounts and notes receivable” in our Balance Sheets.

The following table shows the expected future principal payments (net of reserves and unamortized discounts) as well as interest rates and unamortized discounts for our notes receivable as of year-end 2013:

Notes Receivable Principal Payments (net of reserves and unamortized discounts) and Interest Rates ($ in millions)	Amount
2014	$36
2015	85
2016	4
2017	3
2018	5
Thereafter	45
Balance at year-end 2013	$178
Weighted average interest rate at year-end 2013	4.6%
Range of stated interest rates at year-end 2013	0 to 8.0%

The following table shows the unamortized discounts for our notes receivable as of year-end 2013 and 2012:

Notes Receivable Unamortized Discounts ($ in millions)	Amount
Balance at year-end 2012	$11
Balance at year-end 2013	$12

Senior, Mezzanine, and Other Loans
Generally, all of the loans we make have similar characteristics in that they are loans to owners and operators of hotels and hospitality properties. We reflect interest income for “Senior, mezzanine, and other loans” in the “Interest income” caption in our Income Statements. At year-end 2013, our recorded investment in impaired “Senior, mezzanine, and other loans” was $99 million. We had a $90 million notes receivable reserve representing an allowance for credit losses, leaving $9 million of our investment in impaired loans, for which we had no related allowance for credit losses. At year-end 2012, our recorded investment in impaired “Senior, mezzanine, and other loans” was $93 million, and we had a $79 million notes receivable reserve representing an allowance for credit losses, leaving $14 million of our investment in impaired loans, for which we had no related allowance for credit losses. Our average investment in impaired “Senior, mezzanine, and other loans” totaled $96 million during 2013, $94 million during 2012, and $89 million during 2011.

The following table summarizes the activity for our “Senior, mezzanine, and other loans” notes receivable reserve for 2011, 2012, and 2013:

($ in millions)	Notes Receivable Reserve
Balance at year-end 2010	$74
Additions	2
Write-offs	(7)
Transfers and other	9
Balance at year-end 2011	78
Additions	2
Reversals	(1)
Write-offs	(1)
Transfers and other	1
Balance at year-end 2012	79
Reversals	(2)
Transfers and other	13
Balance at year-end 2013	$90
Past due senior, mezzanine, and other loans totaled zero at year-end 2013 and $7 million at year-end 2012.

10.	LONG-TERM DEBT
We provide detail on our long-term debt balances at year-end 2013 and 2012 in the following table:

($ in millions)	At Year-End 2013	At Year-End 2012
Senior Notes:
Series G, interest rate of 5.8%, face amount of $316, maturing November 10, 2015 (effective interest rate of 6.7%)(1)	$312	$309
Series H, interest rate of 6.2%, face amount of $289, maturing June 15, 2016 (effective interest rate of 6.4%)(1)	289	289
Series I, interest rate of 6.4%, face amount of $293, maturing June 15, 2017 (effective interest rate of 6.5%)(1)	292	292
Series J, matured February 15, 2013	—	400
Series K, interest rate of 3.0%, face amount of $600, maturing March 1, 2019 (effective interest rate of 4.4%)(1)	595	594
Series L, interest rate of 3.3%, face amount of $350, maturing September 15, 2022 (effective interest rate of 3.4%)(1)	349	349
Series M, interest rate of 3.4%, face amount of $350, maturing October 15, 2020 (effective interest rate of 3.6%)(1)	348	—
Commercial paper, average interest rate of 0.4% at December 31, 2013	834	501
$2,000 Credit Facility	—	15
Other	180	186
	3,199	2,935
Less current portion classified in:
Other current liabilities (liabilities held for sale)	(46)	—
Current portion of long-term debt	(6)	(407)
	$3,147	$2,528

(1)	Face amount and effective interest rate are as of year-end 2013.
All of our long-term debt was, and to the extent currently outstanding is, recourse to us but unsecured. Other debt in the preceding table includes capital leases, among other items.
In the 2013 third quarter, we issued $350 million aggregate principal amount of 3.4 percent Series M Notes due 2020 (the "Series M Notes"). We received net proceeds of approximately $345 million from the offering, after deducting the underwriting discount and estimated expenses. We will pay interest on the Series M Notes on April 15 and October 15 of each year, commencing on April 15, 2014. The Notes will mature on October 15, 2020, and we may redeem them, in whole or in part, at our option.
In 2012, we issued $350 million aggregate principal amount of 3.3 percent Series L Notes due 2022 (the "Series L Notes"). We received net proceeds of approximately $346 million from the offering, after deducting the underwriting discount and estimated expenses. We pay interest on the Series L Notes on March 15 and September 15 of each year, and we made our first interest payment on March 15, 2013. The Notes will mature on September 15, 2022, and we may redeem them, in whole or in part, at our option.
In 2012, we also issued $600 million aggregate principal amount of 3.0 percent Series K Notes due 2019 (the "Series K Notes") in two offerings, one for $400 million and a follow on for $200 million. We received total net proceeds of approximately $590 million from these offerings, after deducting underwriting discounts and estimated expenses. We pay interest on the Series K Notes on March 1 and September 1 of each year, and we made our first interest payment on September 1, 2012. The Notes will mature on March 1, 2019, and we may redeem them, in whole or in part, at our option.
We issued the Series M Notes, Series L Notes, and the Series K Notes under an indenture dated as of November 16, 1998 with The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee.
In the 2013 first quarter, we made a $411 million cash payment of principal and interest to retire, at maturity, all of our outstanding Series J Notes. In 2012, we made a $356 million cash payment of principal and interest to retire, at maturity, all of our outstanding Series F Notes.
We are party to a multicurrency revolving credit agreement (the “Credit Facility”) that provides for $2,000 million of aggregate borrowings to support general corporate needs, including working capital, capital expenditures, and letters of credit. The Credit Facility expires on July 18, 2018. The availability of the Credit Facility also supports our commercial paper program. Borrowings under the Credit Facility generally bear interest at LIBOR (the London Interbank Offered Rate) plus a spread, based on our public debt rating. We also pay quarterly fees on the Credit Facility at a rate also based on our public debt rating. While any outstanding commercial paper borrowings and/or borrowings under our Credit Facility generally have short-term maturities, we classify the outstanding borrowings as long-term based on our ability and intent to refinance the outstanding borrowings on a long-term basis.
We show future principal payments (net of unamortized discounts) for our debt in the following table:

Debt Principal Payments (net of unamortized discounts) ($ in millions)	Amount
2014	$52
2015	319
2016	297
2017	301
2018	843
Thereafter	1,387
Balance at year-end 2013	$3,199

We paid cash for interest, net of amounts capitalized, of $83 million in 2013, $83 million in 2012, and $130 million in 2011.

11.	SELF-INSURANCE RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES
The following table summarizes the activity in our self-insurance reserve for losses and loss adjustment expenses for the last two fiscal years:

($ in millions)	2013	2012
Balance at beginning of year	$342	$330
Less: reinsurance recoverable	(5)	(5)
Net balance at beginning of year	337	325
Incurred related to:
Current year	116	108
Prior year	8	(11)
Total incurred	124	97
Paid related to:
Current year	(25)	(28)
Prior year	(79)	(57)
Total paid	(104)	(85)
Net balance at end of year	357	337
Add: reinsurance recoverable	5	5
Balance at end of year	$362	$342

Our provision for incurred losses relating to the current year increased by $8 million over 2012 primarily due to an increase in medical benefit costs and growth in business activity. Our provision for incurred losses relating to prior years increased by $8 million in 2013 and decreased by $11 million in 2012 as a result of changes in estimates from insured events from prior years due to changes in underwriting experience and frequency and severity trends. Our year-end 2013 self-insurance reserve of $362 million consisted of a current portion of $120 million and long-term portion of $242 million. Our year-end 2012 self-insurance reserve of $342 million consisted of a current portion of $103 million and long-term portion of $239 million.

12.	COMPREHENSIVE INCOME AND SHAREHOLDERS’ (DEFICIT) EQUITY

The following table details the accumulated other comprehensive income (loss) activity for 2013, 2012, and 2011:

($ in millions)	Foreign Currency Translation Adjustments	Other Derivative Instrument Adjustments (1)	Unrealized Gains (Losses) on Available-For-Sale Securities (2)	Accumulated Other Comprehensive Loss
Balance at year-end 2010	$(4)	$2	$—	$(2)
Other comprehensive loss before reclassifications	(31)	(20)	(3)	(54)
Amounts reclassified from accumulated other comprehensive loss	(2)	—	10	8
Net other comprehensive (loss) income	(33)	(20)	7	(46)
Balance at year-end 2011	$(37)	$(18)	$7	$(48)
Other comprehensive income (loss) before reclassifications	4	(2)	—	2
Amounts reclassified from accumulated other comprehensive loss	1	1	—	2
Net other comprehensive income (loss)	5	(1)	—	4
Balance at year-end 2012	$(32)	$(19)	$7	$(44)
Other comprehensive income before reclassifications	1	—	5	6
Amounts reclassified from accumulated other comprehensive loss	—	—	(6)	(6)
Net other comprehensive loss	1	—	(1)	—
Balance at year-end 2013	$(31)	$(19)	$6	$(44)

(1)
We present the portions of other comprehensive income (loss) before reclassifications that relate to other derivative instrument adjustments net of deferred taxes of $1 million for 2012 and deferred tax benefits of $14 million for 2011.

(2)
We present the portions of other comprehensive income (loss) before reclassifications that relate to unrealized gains (losses) on available-for-sale securities net of deferred taxes of $2 million for 2013 and $4 million for 2012.

The following table details the effect on net income of significant amounts reclassified out of accumulated other comprehensive loss for 2013:

($ in millions)	Amounts Reclassified from Accumulated Other Comprehensive Loss
Accumulated Other Comprehensive Loss Components	2013	Income Statement Line(s) Item Affected
Other derivative instrument adjustments
Gains (losses) on cash flow hedges
Foreign exchange contracts	$3	Base management and franchise fees
Interest rate contracts	(5)	Interest expense
	(2)	Income before income taxes
	2	Provision for income taxes
Other, net	$—	Net income
Unrealized gains on available-for-sale securities
Sale of an available-for-sale security	$10	Gains and other income
	10	Income before income taxes
	(4)	Provision for income taxes
	$6	Net income

Our restated certificate of incorporation authorizes 800 million shares of our common stock, with a par value of $.01 per share and 10 million shares of preferred stock, without par value. At year-end 2013, we had 298 million of these authorized shares of our common stock and no preferred stock outstanding.

13.	CONTINGENCIES
Guarantees
We issue guarantees to certain lenders and hotel owners, chiefly to obtain long-term management contracts. The guarantees generally have a stated maximum funding amount and a term of four to ten years. The terms of guarantees to lenders generally require us to fund if cash flows from hotel operations are inadequate to cover annual debt service or to repay the loan at the end of the term. The terms of the guarantees to hotel owners generally require us to fund if the hotels do not attain specified levels of operating profit. Guarantee fundings to lenders and hotel owners are generally recoverable as loans repayable to us out of future hotel cash flows and/or proceeds from the sale of hotels. We also enter into project completion guarantees with certain lenders in conjunction with hotels that we or our joint venture partners are building.
We show the maximum potential amount of our future guarantee fundings and the carrying amount of our liability for guarantees for which we are the primary obligor at year-end 2013 in the following table:

($ in millions) Guarantee Type	Maximum Potential Amount of Future Fundings	Liability for Guarantees
Debt service	$83	$4
Operating profit	99	40
Other	17	2
Total guarantees where we are the primary obligor	$199	$46

We included our liability at year-end 2013 for guarantees for which we are the primary obligor in our Balance Sheet as follows: $2 million in “Other current liabilities” and $44 million in the “Other long-term liabilities.”
Our guarantees listed in the preceding table include $20 million of debt service guarantees, $11 million of operating profit guarantees, and $1 million of other guarantees that will not be in effect until the underlying properties open and we begin to operate the properties or certain other events occur.
The preceding table does not include the following guarantees:

•
$102 million of guarantees for Senior Living Services lease obligations of $75 million (expiring in 2018) and lifecare bonds of $27 million (estimated to expire in 2016), for which we are secondarily liable. Sunrise Senior Living, Inc. (“Sunrise”) is the primary obligor on both the leases and $4 million of the lifecare bonds; HCP, Inc., as successor by merger to CNL Retirement Properties, Inc. (“CNL”), is the primary obligor on $22 million of the lifecare bonds; and Five Star Senior Living is the primary obligor on the remaining $1 million of lifecare bonds. Before we sold the Senior Living Services business in 2003, these were our guarantees of obligations of our then consolidated Senior Living Services subsidiaries. Sunrise and CNL have indemnified us for any fundings we may be called upon to make under these guarantees. Our liability for these guarantees had a carrying value of $3 million at year-end 2013. In 2011 Sunrise provided us with $3 million of cash collateral to cover potential exposure under the existing lease and bond obligations for 2012 and 2013. In conjunction with our consent of the extension in 2011 of certain lease obligations for an additional five-year term until 2018, Sunrise provided us an additional $1 million cash collateral and an $85 million letter of credit issued by Key Bank to secure our exposure under the lease guarantees for the continuing leases during the extension term and certain other obligations of Sunrise. During the extension term, Sunrise agreed to make an annual payment to us from the cash flow of the continuing lease facilities, subject to a $1 million annual minimum. In the 2013 first quarter, Sunrise merged with Health Care REIT, Inc., and Sunrise's management business was acquired by an entity formed by affiliates of Kohlberg Kravis Roberts & Co. LP, Beecken Petty O'Keefe & Co., Coastwood Senior Housing Partners LLC, and Health Care REIT. In conjunction with this acquisition, Sunrise funded an additional $2 million cash collateral and certified that the $85 million letter of credit remains in full force and effect.

•
Lease obligations, for which we became secondarily liable when we acquired the Renaissance Hotel Group N.V. in 1997, consisting of annual rent payments of approximately $6 million and total remaining rent payments through the initial term of approximately $35 million. Most of these obligations expire by the end of 2020. CTF Holdings Ltd. (“CTF”) had originally provided €35 million in cash collateral in the event that we are required to fund under such guarantees, approximately $5 million (€4 million) of which remained at year-end 2013. Our exposure for the remaining rent payments through the initial term will decline to the extent that CTF obtains releases from the landlords or these hotels exit the system. Since the time we assumed these guarantees, we have not funded any amounts, and we do not expect to fund any amounts under these guarantees in the future.

•
Certain guarantees and commitments relating to the timeshare business, which were outstanding at the time of the 2011 Timeshare spin-off and for which we became secondarily liable as part of the spin-off. These MVW payment obligations, for which we currently have a total exposure of $17 million, relate to various letters of credit and several other guarantees. MVW has indemnified us for these obligations. At year-end 2013, we expect these obligations will expire as follows: $2 million in 2014, $3 million in 2017, and $12 million (16 million Singapore Dollars) in 2022. We have not funded any amounts under these obligations, and do not expect to do so in the future. Our liability for these obligations had a carrying value of $2 million at year-end 2013. See Footnote No. 15 "Spin-off," for more information on the spin-off of our timeshare operations and timeshare development business.

•
A guarantee for a lease, originally entered into in 2000, for which we became secondarily liable in 2012 as a result of our sale of the ExecuStay corporate housing business to Oakwood Worldwide ("Oakwood"). Oakwood has indemnified us for the obligations under this guarantee. Our total exposure at year-end 2013 for this guarantee is $6 million in future rent payments through the end of the lease in 2019. Our liability for this guarantee had a carrying value of $1 million at year-end 2013.

•
A guarantee for two adjoining leases, originally entered into in 2000 and 2006, for which we became secondarily liable in the 2013 third quarter as a result of our assignment of the leases to Accenture LLP. Accenture is the primary obligor and has indemnified us for the obligations under these leases and the guarantee. Our total exposure at year-end 2013 is $6 million related to future rent payments through the end of the leases in 2017. After year-end 2013, we were released from this guarantee and are no longer secondarily liable.

In addition to the guarantees described in the preceding paragraphs, in conjunction with financing obtained for specific projects or properties owned by joint ventures in which we are a party, we may provide industry standard indemnifications to the lender for loss, liability, or damage occurring as a result of the actions of the other joint venture owner or our own actions.
Commitments and Letters of Credit
In addition to the guarantees we note in the preceding paragraphs, at year-end 2013, we had the following commitments outstanding:

•
A commitment to invest up to $10 million of equity for a noncontrolling interest in a partnership that plans to purchase North American full-service and limited-service properties, or purchase or develop hotel-anchored mixed-use real estate projects. We expect to fund $8 million of this commitment as follows: $6 million in 2014 and $2 million in 2015. We do not expect to fund the remaining $2 million of this commitment.

•
A commitment to invest up to $23 million of equity for noncontrolling interests in partnerships that plan to purchase or develop limited-service properties in Asia. We expect to fund this commitment as follows: $15 million in 2014 and $8 million in 2015.

•
A commitment, with no expiration date, to invest up to $11 million in a joint venture for development of a new property. We expect to fund this commitment as follows: $8 million in 2014 and $3 million in 2015.

•	A commitment to invest $18 million in the renovation of a leased hotel. We expect to fund this commitment by the end of 2014.

•
We have a right and under certain circumstances an obligation to acquire our joint venture partner’s remaining 45 percent interest in two joint ventures over the next seven years at a price based on the performance of the ventures. We made a $12 million (€9 million) deposit in conjunction with this contingent obligation in 2011 and $8 million (€6 million) in deposits in 2012. In 2013, we acquired an additional five percent noncontrolling interest in each venture, applying $5 million (€4 million) of those deposits. The remaining deposits are refundable to the extent we do not acquire our joint venture partner’s remaining interests.

•
We had a right and under certain circumstances an obligation to acquire, for approximately $45 million (€33 million), the landlord’s interest in the real estate property and certain attached assets of a hotel that we lease. After year-end 2013, we sold that right and certain attached assets. See Footnote No. 7, "Acquisitions and Dispositions" for additional information on the sale and reclassification of the capital lease to assets held for sale as of year-end 2013.

•
Various commitments for the purchase of information technology hardware, software, as well as accounting, finance, and maintenance services in the normal course of business totaling $152 million. We expect to fund these commitments as follows: $107 million in 2014, $32 million in 2015, and $13 million in 2016. The majority of these commitments will be recovered through cost reimbursement charges to properties in our system.

•	Several commitments aggregating $35 million with no expiration date and which we do not expect to fund.

•
A commitment to invest up to $10 million under certain circumstances for additional mandatorily redeemable preferred equity ownership interest in an entity that owns three hotels. We may fund this commitment, which expires in 2015 subject to annual extensions through 2018; however, we have not yet determined the amount or timing of any potential funding.

•
A "put option" agreement we entered into after year-end 2013 with the lenders of a construction loan. On January 14, 2014, in conjunction with entering into a management agreement for the Times Square EDITION hotel in New York City (currently projected to open in 2017), and the hotel's ownership group obtaining acquisition financing and entering into agreements concerning future construction financing for the mixed use project (which includes both the hotel and adjacent retail space), we agreed to provide credit support to the lenders through a "put option" agreement. Under this agreement, we have granted the lenders the right, upon an uncured event of default by the hotel owner under, and an acceleration of, the mortgage loan, to require us to purchase the hotel component of the property during the first two years after opening for $315 million. The lenders may extend this period for up to three years to complete foreclosure if the loan has been accelerated and certain other conditions are met. While we cannot assure you that the lenders will not exercise this "put option," we believe that the likelihood of any exercise is remote. We do not have an ownership interest in this EDITION hotel.

At year-end 2013, we had $80 million of letters of credit outstanding ($79 million outside the Credit Facility and $1 million under our Credit Facility), the majority of which were for our self-insurance programs. Surety bonds issued as of year-end 2013, totaled $122 million, the majority of which federal, state and local governments requested in connection with our self-insurance programs.
Legal Proceedings
On January 19, 2010, several former Marriott employees (the "plaintiffs") filed a putative class action complaint against us and the Stock Plan (the "defendants"), alleging that certain equity awards of deferred bonus stock granted to the plaintiffs and other current and former employees for fiscal years 1963 through 1989 are subject to vesting requirements under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that are in certain circumstances more rapid than those set forth in the awards. The plaintiffs seek damages, class attorneys' fees and interest, with no amounts specified. The action is proceeding in the United States District Court for the District of Maryland (Greenbelt Division) and Dennis Walter Bond Sr. and Michael P. Steigman are the current named plaintiffs. The parties completed limited discovery concerning Marriott's defense of statute of limitations with respect to Mr. Bond and Mr. Steigman and completed discovery concerning class certification. We opposed plaintiffs' motion for class certification and sought summary judgment on the issue of statute of limitations in 2012. On August 9, 2013, the court denied our motion for summary judgment on the issue of statute of limitations and deferred its ruling on class certification. We moved to amend the court's judgment on our motion for summary judgment in order to certify an interlocutory appeal, which was denied. On January 7, 2014, the court denied plaintiffs' motion for class certification, and issued a Scheduling Order for full discovery of the remaining issues in this case. We and the Stock Plan have denied all liability, and while we intend to vigorously defend against the claims being made by the plaintiffs, we can give you no assurance about the outcome of this lawsuit. We currently cannot estimate the range of any possible loss to the Company because an amount of damages is not claimed, there is uncertainty as to the number of parties for whom the claims may be pursued, and the possibility of our prevailing on our statute of limitations defense on appeal may significantly limit any claims for damages.
In March 2012, the Korea Fair Trade Commission ("KFTC") obtained documents from two of our managed hotels in Seoul, Korea in connection with an investigation which we believe is focused on pricing of hotel services within the Seoul region. Since then, the KFTC has conducted additional fact-gathering at those two hotels and also has collected information from another Marriott managed hotel located in Seoul. We understand that the KFTC also has sought documents from numerous other hotels in Seoul and other parts of Korea that we do not operate, own or franchise. We have not yet received a complaint or other legal process. We are cooperating with this investigation.

14.	BUSINESS SEGMENTS

We are a diversified global lodging company. During the 2014 first quarter, we modified the information that our President and Chief Executive Officer, who is our CODM, reviews to be consistent with our continent structure. This structure aligns our business around geographic regions and is designed to enable us to operate more efficiently and to accelerate worldwide growth. As a result of modifying our reporting information, we revised our operating segments to eliminate our former Luxury segment, which we allocated between our existing North American Full-Service operating segment, and the following four new operating segments: Asia Pacific, Caribbean and Latin America, Europe, and Middle East and Africa.
Although our North American Full-Service and North American Limited-Service segments meet the applicable accounting criteria to be reportable business segments, our four new operating segments do not meet the criteria for separate disclosure as reportable business segments. Accordingly, we combined our four new operating segments into an "all other"

category which we refer to as "International" and have revised our business segment information originally presented in our 2013 Form 10-K filed on February 20, 2014 to conform to our new business segment presentation.
Our three business segments include the following brands:

•
North American Full-Service, which includes the Marriott Hotels, Marriott Conference Centers, JW Marriott, Renaissance Hotels, Renaissance ClubSport, Gaylord Hotels, The Ritz-Carlton (together with residential properties associated with some of The Ritz-Carlton hotels), and Autograph Collection properties located in the United States and Canada;

•
North American Limited-Service, which includes the Courtyard, Fairfield Inn & Suites, SpringHill Suites, Residence Inn, and TownePlace Suites properties, located in the United States and Canada, and, before its sale in the 2012 second quarter, our Marriott ExecuStay corporate housing business; and

•
International, which includes the Marriott Hotels, JW Marriott, Renaissance Hotels, Autograph Collection, Courtyard, AC Hotels by Marriott, Fairfield Inn & Suites, Residence Inn, The Ritz-Carlton (together with residential properties associated with some of The Ritz-Carlton hotels), Bulgari Hotels & Resorts, EDITION, and Marriott Executive Apartments properties located outside the United States and Canada.

In addition, before the spin-off, our former Timeshare segment consisted of the timeshare operations and timeshare development business that we transferred to MVW in conjunction with the spin-off. We continue to include our former Timeshare segment's historical financial results for periods before the spin-off in our historical financial results as a component of continuing operations as reflected in the tables that follow. See Footnote No. 15, "Spin-off" for more information on the spin-off.
We evaluate the performance of our segments based largely on the results of the segment without allocating corporate expenses, income taxes, or indirect general, administrative, and other expenses. We allocate gains and losses, equity in earnings or losses from our joint ventures, and divisional general, administrative, and other expenses to each of our segments. “Other unallocated corporate” represents that portion of our revenues, general, administrative, and other expenses, equity in earnings or losses, and other gains or losses that we do not allocate to our segments. "Other unallocated corporate" includes license fees we receive from our credit card programs and license fees from MVW, after the spin-off.
Revenues

($ in millions)	2013	2012	2011
North American Full-Service Segment	$7,978	$7,276	$6,773
North American Limited-Service Segment	2,583	2,456	2,350
International Segment	1,957	1,794	1,636
Former Timeshare Segment	—	—	1,438
Total segment revenues	12,518	11,526	12,197
Other unallocated corporate	266	288	120
	$12,784	$11,814	$12,317
Net Income

($ in millions)	2013	2012	2011
North American Full-Service Segment	$490	$442	$374
North American Limited-Service Segment	479	472	382
International Segment	228	251	215
Former Timeshare Segment	—	—	(217)
Total segment financial results	1,197	1,165	754
Other unallocated corporate	(203)	(196)	(291)
Interest expense and interest income(1)	(97)	(120)	(107)
Income taxes	(271)	(278)	(158)
	$626	$571	$198

(1)	The $164 million of interest expense shown on the Income Statement for year-end 2011 includes $43 million that we allocated to our former Timeshare segment.
Depreciation and Amortization

($ in millions)	2013	2012	2011
North American Full-Service Segment	$57	$46	$50
North American Limited-Service Segment	21	16	23
International Segment	42	33	35
Former Timeshare Segment	—	—	29
Total segment depreciation and amortization	120	95	137
Other unallocated corporate	7	7	7
	$127	$102	$144

Goodwill

($ in millions)	North American Full-Service Segment	North American Limited-Service Segment	International Segment	Total Goodwill
Year-end 2011 balance:
Goodwill	$392	$126	$411	$929
Accumulated impairment losses	—	(54)	—	(54)
	$392	$72	$411	$875
Year-end 2012 balance:
Goodwill	$392	$125	$411	$928
Accumulated impairment losses	—	(54)	—	(54)
	$392	$71	$411	$874
Year-end 2013 balance:
Goodwill	$392	$125	$411	$928
Accumulated impairment losses	—	(54)	—	(54)
	$392	$71	$411	$874

Capital Expenditures

($ in millions)	2013	2012	2011
North American Full-Service Segment	$253	$257	$25
North American Limited-Service Segment	8	19	11
International Segment	93	96	75
Former Timeshare Segment	—	—	13
Total segment capital expenditures	354	372	124
Other unallocated corporate	50	65	59
	$404	$437	$183

Segment expenses include selling expenses directly related to the operations of the businesses, aggregating $49 million in 2013, $53 million in 2012, and $354 million in 2011 (approximately 82 percent of which were for our former Timeshare segment for the period before the spin-off).

Our Financial Statements include the following related to operations located outside the United States for our segments:

1.	Revenues of $2,149 million in 2013, $1,912 million in 2012, and $1,945 million in 2011;

2.
Segment financial results of $269 million in 2013, $283 million in 2012, and $172 million in 2011. The 2013 segment financial results consisted of segment income of $91 million from Asia, $84 million from the Americas (excluding the United States), $50 million from Continental Europe, $26 million from the United Kingdom and Ireland, and $18 million from the Middle East and Africa; and

3.
Fixed assets of $238 million in 2013 and $491 million in 2012. We include fixed assets located outside the United States at year-end 2013 and year-end 2012 in the “Property and equipment” caption in our Balance Sheets. Also, we had $341 million of fixed assets in 2013 classified in the "Assets held for sale" caption in our Balance Sheet. See Footnote No. 7, "Acquisitions and Dispositions" for more information.

15.	SPIN-OFF
On November 21, 2011, we completed a spin-off of our timeshare operations and timeshare development business through a special tax-free dividend to our shareholders of all of the issued and outstanding common stock of our then wholly owned subsidiary MVW. Marriott shareholders of record as of the close of business on November 10, 2011 received one share of MVW common stock for every ten shares of Marriott common stock. Neither we nor our shareholders recognize income, gain, or loss for federal income tax purposes as a result of the distribution of MVW common stock, except in the case of our shareholders for cash they received in lieu of fractional shares. As a result of the spin-off, MVW is an independent company whose common shares are listed on the New York Stock Exchange under symbol "VAC," and we no longer beneficially own any shares of MVW.
In connection with the spin-off, we entered into several agreements with MVW, and, in some cases, certain of its subsidiaries, that govern our post-spin-off relationship with MVW, including a Separation and Distribution Agreement, two License Agreements for the use of Marriott and Ritz-Carlton marks and intellectual property, an Employee Benefits and Other Employment Matters Allocation Agreement, a Tax Sharing and Indemnification Agreement, a Marriott Rewards Affiliation Agreement, and a Non-Competition Agreement. Under license agreements with us, MVW is both the exclusive developer and operator of timeshare, fractional, and related products under the Marriott brand and the exclusive developer of fractional and related products under The Ritz-Carlton brand. Under the license agreements we receive license fees consisting of a fixed annual fee of $50 million plus two percent of the gross sales price paid to MVW for initial developer sales of interest in vacation ownership units and residential real estate units and one percent of the gross sales price paid to MVW for resales of interests in vacation ownership units and residential real estate units, in each case that are identified with or use the Marriott or Ritz-Carlton marks. The license fee also includes a periodic inflation adjustment.

Following the spin-off, we no longer consolidate MVW's financial results as part of our financial reporting. However, because of our significant continuing involvement in MVW operations after the spin-off (by virtue of the license and other agreements between us and MVW), we continue to include our former Timeshare segment's historical financial results for periods before the spin-off in our historical financial results as a component of continuing operations.

Our shareholders' equity decreased by $1,162 million as a result of the spin-off of MVW. We show in the following table the components of the decrease, which was primarily noncash and principally consisted of the net book value of the net assets we contributed to MVW in the spin-off:

($ in millions)	2011
Cash and equivalents	$52
Accounts and notes receivable	247
Inventory	982
Other current assets	293
Property and equipment and other	284
Loans to timeshare owners	987

Other current liabilities	(533)
Current portion of long-term debt	(122)
Long-term debt	(773)
Other long-term liabilities	(255)
SPIN-OFF OF MVW	$1,162

In 2011, we recognized $34 million of transaction-related expenses for the spin-off. During the 2011 fourth quarter before the spin-off we also received net cash proceeds of: (1) approximately $122 million from a $300 million secured warehouse credit facility that MVW put in place to provide short-term financing for receivables originated in connection with the sale of timeshare interests, and (2) $38 million from our sale to third-party investors of preferred stock that a subsidiary of MVW issued to us. This distribution of approximately $160 million in cash before completion of the spin-off had no impact on our earnings.

Before the spin-off, management assessed the Timeshare segment's intended use of excess undeveloped land and built inventory and the then current market conditions for those assets. On September 8, 2011, management approved a plan for our former Timeshare segment to accelerate cash flow through the monetization of certain excess undeveloped land in the U.S., Mexico, and the Bahamas over the next 18 to 24 months and to accelerate sales of excess built luxury fractional and residential inventory over the next three years. As a result, under the guidance for accounting for the impairment or disposal of long-lived assets, because the nominal cash flows from the planned land sales and the estimated fair values of the land and excess built luxury inventory were less than their respective carrying values, we recorded a pre-tax noncash impairment charge of $324 million ($234 million after-tax) in our 2011 Income Statement under the "Timeshare strategy-impairment charges" caption which we allocated to our former Timeshare segment. The pre-tax noncash impairment charge consisted of a $256 million inventory impairment and a $68 million property and equipment impairment.
We estimated the fair value of the land by using recent comparable sales data for the land parcels, which we determined were Level 3 inputs. We estimated the fair value of the excess built luxury fractional and residential inventory using cash flow projections discounted at risk premiums commensurate with the market conditions of the related projects. We used Level 3 inputs for these discounted cash flow analyses and our assumptions included: growth rate and sales pace projections, additional sales incentives such as pricing discounts, and marketing and sales cost estimates.
See Footnote No. 18, "Timeshare Strategy-Impairment Charges" of the Notes to our Financial Statements in our 2011 Form 10-K for more information on these charges.

16.	VARIABLE INTEREST ENTITIES
Under the applicable accounting guidance for the consolidation of variable interest entities, we analyze our variable interests, including loans, guarantees, and equity investments, to determine if an entity in which we have a variable interest is a variable interest entity. Our analysis includes both quantitative and qualitative reviews. We base our quantitative analysis on the forecasted cash flows of the entity, and our qualitative analysis on our review of the design of the entity, its organizational structure including decision-making ability, and relevant financial agreements. We also use our qualitative analysis to determine if we must consolidate a variable interest entity as its primary beneficiary.
Variable interest entities related to our timeshare note securitizations
Before the spin-off, we periodically securitized, without recourse, through special purpose entities, notes receivable originated by our former Timeshare segment in connection with the sale of timeshare interval and fractional products. These securitizations provided funding for us and transferred the economic risks and substantially all the benefits of the loans to third parties. In a securitization, various classes of debt securities that the special purpose entities issued were generally collateralized by a single tranche of transferred assets, which consisted of timeshare notes receivable. We serviced the notes receivable. With each securitization, we retained a portion of the securities, subordinated tranches, interest-only strips, subordinated interests in accrued interest and fees on the securitized receivables or, in some cases, overcollateralization and cash reserve accounts. As a result of our involvement with these entities in 2011 before the spin-off, we recognized $116 million of interest income, partially offset by $39 million of interest expense to investors and $3 million in debt issuance cost amortization.
We show our cash flows to and from the timeshare notes securitization variable interest entities in the following table for 2011 before the spin-off:

($ in millions)	2011
Cash inflows:
Proceeds from securitization	$122
Principal receipts	188
Interest receipts	112
Total	422
Cash outflows:
Principal to investors	(185)
Repurchases	(64)
Interest to investors	(39)
Total	(288)
Net Cash Flows	$134
Under the terms of our timeshare note securitizations, we had the right at our option to repurchase defaulted mortgage notes at the outstanding principal balance. The transaction documents typically limited such repurchases to 10 to 20 percent of the transaction’s initial mortgage balance. We voluntarily repurchased $43 million of defaulted notes and $21 million of other non-defaulted notes during 2011.
Other variable interest entities

In the 2013 second quarter, we purchased a $65 million mandatorily redeemable preferred equity ownership interest in an entity that owns three hotels, which we also manage. See Footnote No. 4, "Fair Value of Financial Instruments" for further information on the purchase and Footnote No. 13, "Contingencies" for information on the commitment we entered into as part of this transaction. Based on qualitative and quantitative analyses, we concluded that the entity in which we invested is a variable interest entity because it is capitalized primarily with debt. We did not consolidate the entity because we do not have the power to direct the activities that most significantly impact the entity's economic performance. Inclusive of our contingent future funding commitment, our maximum exposure to loss at year-end 2013 is $80 million.
In conjunction with the transaction with CTF that we describe more fully in our Annual Report on Form 10-K for 2007 in Footnote No. 8, “Acquisitions and Dispositions,” under the caption “2005 Acquisitions,” we manage hotels on behalf of tenant entities that are 100 percent owned by CTF, which lease the hotels from third-party owners. Due to certain provisions in the management agreements, we account for these contracts as operating leases. At year-end 2013, we managed four hotels on behalf of three tenant entities. The entities have minimal equity and minimal assets, consisting of hotel working capital and furniture, fixtures, and equipment. As part of the 2005 transaction, CTF placed money in a trust account to cover cash flow shortfalls and to meet rent payments. In turn, we released CTF from its guarantees fully for two of these properties and partially for the other two properties. The trust account was fully depleted prior to year-end 2011. The tenant entities are variable interest entities because the holder of the equity investment at risk, CTF, lacks the ability through voting rights to make key decisions about the entities’ activities that have a significant effect on the success of the entities. We do not consolidate the entities because we do not have the power to direct the activities that most significantly impact the entities' economic performance. We are liable for rent payments (totaling $5 million) for two of the four hotels if there are cash flow shortfalls. These two hotels have lease terms of less than one year. In addition, as of year-end 2013 we are liable for rent payments of up to an aggregate cap of $4 million for the two other hotels if there are cash flow shortfalls. Our maximum exposure to loss is limited to the rent payments and certain other tenant obligations under the lease, for which we are secondarily liable.

17.	LEASES
We have summarized below our future obligations under operating leases at year-end 2013:

($ in millions)	Minimum Lease Payments
Fiscal Year
2014	$134
2015	130
2016	118
2017	103
2018	86
Thereafter	583
Total minimum lease payments where we are the primary obligor	$1,154

Most leases have initial terms of up to 20 years and contain one or more renewal options, generally for five- or 10-year periods. These leases provide for minimum rentals and additional rentals based on our operations of the leased property. The total minimum lease payments above include $264 million of obligations of our consolidated subsidiaries that are non-recourse to us.
The foregoing table does not reflect $4 million in aggregate minimum lease payments, for which we are secondarily liable, relating to the CTF leases further discussed in Footnote No. 16, “Variable Interest Entities.”

The following table details the composition of rent expense for operating leases for the last three years:

($ in millions)	2013	2012	2011
Minimum rentals	$159	$188	$240
Additional rentals	56	62	66
	$215	$250	$306

Our future obligation under capital leases at year-end 2013 was $53 million with a present value of net minimum lease payments of $51 million. In conjunction with the sale of our right to acquire the landlord’s interest in a leased real estate property and certain attached assets of the property after year-end 2013, $46 million of the $51 million originally classified in the “Long-term debt” caption was reclassified to liabilities held for sale within the "Other current liabilities" caption of the accompanying Balance Sheet as of year-end 2013. See Footnote No. 7, "Acquisitions and Dispositions" for more information. Accordingly, the “Long-term debt” caption in the accompanying Balance Sheets includes the remaining $5 million for year-end 2013 and $50 million for year-end 2012 that represents the present value of net minimum lease payments for capital leases.

18.	RELATED PARTY TRANSACTIONS
Equity Method Investments
We have equity method investments in entities that own properties for which we provide management and/or franchise services and receive fees. We also have equity method investments in entities that provide management and/or franchise service to hotels and receive fees. In addition, in some cases we provide loans, preferred equity or guarantees to these entities. We generally own between 10 and 49 percent of these equity method investments. Undistributed earnings attributable to our equity method investments represented approximately $2 million of our consolidated retained earnings at year-end 2013.

The following tables present financial data resulting from transactions with these related parties:

Income Statement Data

($ in millions)	2013	2012	2011
Base management fees	$17	$26	$37
Incentive management fees	1	5	—
Cost reimbursements	236	315	383
Owned, leased, corporate housing, and other	1	3	8
Total revenue	$255	$349	$428
General, administrative, and other	$(5)	$—	$(5)
Reimbursed costs	(236)	(315)	(383)
Gains and other income	—	43	4
Interest expense-capitalized	—	1	2
Interest income	4	3	3
Equity in losses	(5)	(13)	(13)

Balance Sheet Data

($ in millions)	At Year-End 2013	At Year-End 2012
Current assets-accounts and notes receivable	$22	$18
Contract acquisition costs and other	20	21
Equity and cost method investments	207	195
Deferred taxes, net asset	16	17
Other	16	20
Current liabilities:
Other	(13)	(2)
Other long-term liabilities	(2)	(2)

Summarized information for the entities in which we have equity method investments is as follows:

Income Statement Data

($ in millions)	2013	2012	2011
Sales	$721	$902	$1,215
Net income (loss)	$15	$(4)	$(58)

Balance Sheet Summary

($ in millions)	At Year-End 2013	At Year-End 2012
Assets (primarily comprised of hotel real estate managed by us)	$1,832	$1,486
Liabilities	$1,482	$1,245

19.	RELATIONSHIP WITH MAJOR CUSTOMER
Host Hotels & Resorts, Inc., formerly known as Host Marriott Corporation, and its affiliates (“Host”) owned or leased 66 lodging properties at year-end 2013 and 124 lodging properties at year-end 2012 that we operated under long-term agreements. Over the last three years, we recognized revenues of $1,957 million in 2013, $2,226 million in 2012, and $2,210 million in 2011 from those lodging properties, and included those revenues in our North American Full-Service, North American Limited-Service, and International segments.

Host is also a partner in certain unconsolidated partnerships that own lodging properties that we operate under long-term agreements. Host was affiliated with ten such properties at year-end 2013, ten such properties at year-end 2012, and five such properties at year-end 2011. We recognized revenues of $87 million in 2013, $75 million in 2012, and $59 million in 2011 from those lodging properties, and included those revenues in our North American Full-Service and International segments.

SUPPLEMENTARY DATA
QUARTERLY FINANCIAL DATA – UNAUDITED

($ in millions, except per share data)	Fiscal Year 2013 (1),(3)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
Revenues	$3,142	$3,263	$3,160	$3,219	$12,784
Operating income	$226	$279	$245	$238	$988
Net income	$136	$179	$160	$151	$626
Diluted earnings per share	$0.43	$0.57	$0.52	$0.49	$2.00

($ in millions, except per share data)	Fiscal Year 2012 (2)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
Revenues	$2,552	$2,776	$2,729	$3,757	$11,814
Operating income	$175	$243	$213	$309	$940
Net income	$104	$143	$143	$181	$571
Diluted earnings per share	$0.30	$0.42	$0.44	$0.56	$1.72

(1)
Beginning with our 2013 fiscal year, we changed our financial reporting cycle to a calendar year-end reporting cycle and an end-of-month quarterly reporting cycle. Accordingly, our 2013 first quarter included the period from December 29, 2012 through March 31, 2013, and our 2013 second, third, and fourth quarters included the three month periods ended June 30, September 30, and December 31, respectively.

(2)	The 2012 quarters consisted of 12 weeks, except for the fourth quarter of 2012, which consisted of 16 weeks.

(3)	The sum of the earnings per share for the four quarters differs from annual earnings per share due to the required method of computing the weighted average shares in interim periods.